Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

JOSEPH T. RYERSON & SON, INC.,

HUNTER MERGERCO, INC.,

CENTRAL STEEL AND WIRE COMPANY,

AND

FORTIS ADVISORS LLC,

solely in its capacity as Stockholder Representative hereunder

DATED AS OF JUNE 4, 2018

(continued)

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(continued)

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(continued)

EXHIBITS

Exhibit A – Agreed Accounting Principles

Exhibit B – Form of Escrow Agreement

Exhibit C – Reference Statement

Exhibit D – Form of FIRPTA Certificate

Exhibit E – Form of Letter of Transmittal

Exhibit F – Form of Stockholder Consent

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (as amended modified, or supplemented from time to time in accordance with the terms hereof, this “Agreement”), dated as of June 4, 2018 is by and among Joseph T. Ryerson & Son, Inc., a Delaware corporation (“Buyer”), Hunter MergerCo, Inc., a Delaware corporation (“Merger Sub”), Central Steel and Wire Company, a Delaware corporation (the “Company”), and Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as the Stockholder Representative hereunder (the “Stockholder Representative”). Buyer, Merger Sub, the Company and the Stockholder Representative shall be referred to herein from time to time collectively as the “Parties” and individually as a “Party”.

WHEREAS, in contemplation of the transactions set forth in this Agreement, Buyer has formed Merger Sub;

WHEREAS, the respective boards of directors of Buyer, Merger Sub and the Company have approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in this Agreement (the “Merger”);

WHEREAS, the board of directors of the Company has (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are advisable for and in the best interests of the Company and its stockholders, (b) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, and (c) resolved, subject to the terms of this Agreement, to recommend that the Company’s stockholders adopt this Agreement and approve the transactions contemplated hereby, including the Merger; and

WHEREAS, concurrently with the execution of this Agreement, each of the Conserve School Trust and the Company Profit Sharing Plan has entered into an agreement and release with Buyer.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Act” has the meaning set forth in Section 2.1.

“Action” means any action, charge, claim, cross-claim, third-party claim, complaint, legal action, suit, arbitration, prosecution, proceeding, inquiry, hearing or investigation (whether civil, criminal, regulatory or otherwise or federal, state, local or foreign) pending, at Law or in equity, or by or before any Governmental Authority, arbitration tribunal, court or quasi-judicial or administrative agency or official of any federal, state, local or foreign jurisdiction.

“Actual Fraud” means an actual and intentional fraud committed by a Person with intent to deceive and mislead a party with the intention that such party rely thereon to its detriment (and not as the result of any claim based upon any theory or doctrine of constructive fraud).

“Adjustment Time” means 11:59 p.m. (New York City time) on the day immediately preceding the Closing Date.

“Advisory Group” has the meaning set forth in Section 9.21(d).

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means (a) the ownership of more than 10% of the voting securities or other voting interest of any Person (including attribution from related parties) or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled by” and “under common control with” have meanings correlative thereto. For purposes of the foregoing, (i) for all periods prior to the Closing, neither Buyer, on the one hand, nor the Company or the Company Subsidiaries, on the other hand, will be treated as an Affiliate of the other, and (ii) for all periods after the Closing, none of the Stockholders, on the one hand, nor the Company or the Company Subsidiaries, on the other hand, will be treated as an Affiliate of the other.

“Agreed Accounting Principles” means in accordance with GAAP as in effect at the date of the financial statement to which it refers, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Group Companies in the preparation of the Audited Balance Sheet to the extent consistent with GAAP, subject in all respects to the principles, adjustments, notes and assumptions set forth on Exhibit A hereto.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Ancillary Documents” means the Escrow Agreement and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby.

“Anticorruption Laws” has the meaning set forth in Section 3.9(e).

“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other federal, state and foreign statutes, rules, regulations, Orders, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or lessening of competition.

“Assumed Bonus Pool Payment Amount” means the first $950,000 paid by any Group Company pursuant to the Company’s retention bonus pool for employees who do not have change of control agreements as of the Closing Date as a result of the consummation of the Merger.

“Assumed LTIP Payment Amount” means the first $2,950,000 paid by any Group Company pursuant to the LTIP as a result of the consummation of the Merger.

“Audited Balance Sheet” has the meaning set forth in Section 3.4(a).

“Balance Sheet Date” has the meaning set forth in Section 3.4(a).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Law to close.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Cure Period” has the meaning set forth in Section 7.1(d)(ii).

“Buyer Indemnitee” means Buyer and its Affiliates, officers, directors, members, partners (general and limited), managers, employees, agents and other Representatives thereof as well as the successors, assigns, heirs and personal representatives of the foregoing.

“Buyer Material Adverse Effect” means any Circumstance that does, or would reasonably be expected to, prevent, materially delay or materially impair Buyer’s or Merger Sub’s consummation of the transactions contemplated by this Agreement.

“Cash and Cash Equivalents” means, as of any time, with respect to any Person, the aggregate amount of cash and cash equivalents on hand of such Person, determined in accordance with the Agreed Accounting Principles. For the avoidance of doubt, cash on hand shall (a) be calculated net of uncleared checks and drafts issued by such Person, (b) include uncleared checks and drafts received or deposited for the account of such Person, (c) include cash deposited by the Company pursuant to the WellsOne Agreement, which cash shall not be deemed Restricted Cash, and (d) exclude (i) the amount of any Restricted Cash and (ii) the amount of any Taxes payable on the repatriation of cash on deposit for the benefit of any Group Company in foreign jurisdictions calculated as if such funds were repatriated on the Closing Date.

“Certificate of Merger” has the meaning set forth in Section 2.4.

“Change in Control Payments” means any transaction, retention, change of control or similar bonuses, severance payments and other employee related change of control payments payable by any Group Company as of or after the Closing Date (including the employer portion of any withholding, payroll, employment or similar Taxes, if any, associated therewith) as a result of the consummation of the Merger, including, for the avoidance of doubt, any payments pursuant to the LTIP (other than the Assumed LTIP Payment Amount), but excluding (i) the Assumed Bonus Pool Payment Amount and (ii) the Assumed LTIP Payment Amount. Notwithstanding anything herein to the contrary, a severance payment for a Group Company employee (including the employer portion of any withholding, payroll, employment or similar Taxes, if any, associated therewith) that is triggered by the occurrence of (a) the Merger, followed by (b) a subsequent termination at or after the Closing of such employee’s employment with a Group Company, shall not be deemed to be a Change in Control Payment.

“Circumstance” means any change, development, circumstance, effect, event, condition or fact.

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in Section 2.4.

“Closing Date Cash” means the sum of all Cash and Cash Equivalents of the Group Companies (if denominated in a currency other than United States dollars, expressed in United States dollars calculated based on the relevant currency exchange rate in effect (as published in The Wall Street Journal) as of the Adjustment Time; provided that any Cash and Cash Equivalents disposed of between such time and the Closing shall be excluded from Closing Date Cash except to the extent actually used to satisfy liabilities actually included in Current Liabilities in the Closing Net Working Capital Amount and except for the Special Dividend Payment Amount.

“Closing Date Schedule” has the meaning set forth in Section 2.8(b).

“Closing Indebtedness” means the aggregate amount of Indebtedness of the Group Companies as of immediately prior to the Effective Time.

“Closing Merger Consideration” has the meaning set forth in Section 2.2(a).

“Closing Net Working Capital Amount” means the Current Assets less the Current Liabilities, as calculated as of the Adjustment Time in accordance with the Agreed Accounting Principles.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Commercial Tax Agreements” means commercial agreements not primarily related to Taxes that contain agreements or arrangements relating to the apportionment, sharing, assignment or allocation of Taxes (such as financing agreements with Tax gross-up obligations or leases with Tax escalation provisions).

“Common Stock” means the common stock, par value $5.00 per share, of the Company.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Charter” means the Company’s Restated Certificate of Incorporation, as amended or restated through the date of this Agreement and in effect on the date hereof (or, if applicable, as may be further amended or restated after the date hereof and prior to the Closing in compliance with this Agreement).

“Company Material Adverse Effect” means any Circumstance that (a) does, or would reasonably be expected to, prevent, materially delay or materially impair the Stockholder Representative’s or the Company’s ability to consummate the transactions contemplated by this Agreement or (b) has had or would reasonably be expected to have a material adverse effect upon the condition (financial or otherwise), business or results of operations of the Group Companies, taken as a whole; provided, however, that, for purposes of the foregoing clause (b), none of the following shall be deemed in itself, either alone or in combination, to constitute a “Company Material Adverse Effect”, and shall not be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would be expected to occur: (i) conditions affecting the economy generally of any country in which the Group Companies conduct business, (ii) any national or international political or social conditions, including an outbreak or escalation of hostilities, acts of terrorism, military acts, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to the foregoing, in each case whether or not involving the United States, (iii) any change in conditions in the United States, foreign or global financial, banking or securities markets generally (including any disruption thereof and any decline in the price of any security or any market index or any change in interest or exchange rates), (iv) changes in GAAP, (v) changes in any Law or other binding directives issued by any Governmental Authority, (vi) any adverse Circumstance (including any change in general legal, regulatory, political, economic or business conditions) that is generally applicable to the industries or markets in which the Group Companies operate, (vii) any action taken by any Group Company with the written consent of Buyer, (viii) the negotiation, execution, announcement or pendency of this Agreement and the transactions contemplated hereby, including any impact thereof on relationships, contractual or otherwise, with any customers, vendors, distributors, partners or employees, (ix) any failure by the Group Companies to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement, provided that, subject in all respects to the exceptions set forth in clauses (i) through (viii) above and (x) and (xi) below, any Circumstance that caused or contributed to such failure to meet projections, forecasts or predictions may be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would be expected to occur, (x) the taking of any action expressly contemplated by this Agreement, the Ancillary Documents or the other agreements contemplated hereby, including compliance with the terms hereof and thereof and the completion of the transactions contemplated hereby and thereby or (xi) any adverse Circumstance that is cured prior to the Closing; provided, however, that, individually or taken together, with respect to a matter described in any of the foregoing clauses (i), (ii), (iii), (iv), (v) and (vi), that such Circumstance does not have a materially disproportionate effect on the Group Companies relative to similarly situated Persons operating in the industries in which the Group Companies operate.

“Company Products” has the meaning set forth in Section 3.22(a).

“Company Subsidiary” has the meaning set forth in Section 3.2(b).

“Computer Systems” means all software, servers, computer hardware, networks, databases, telecommunications systems, interfaces and related systems owned, leased or licensed by a Group Company.

“Confidentiality Agreement” means that certain letter agreement, dated as of July 10, 2017, by and between Buyer and Brown Gibbons Lang & Company Securities, Inc. on behalf of the Company.

“Consents” means any consent, approval, authorization, waiver, notice or registration required to be obtained from, filed with or delivered to any Person in connection with the consummation of the transactions contemplated hereby.

“Contract” means any written or oral agreement, contract, arrangement, lease, license, deed of trust, instrument or other executory commitment or legally binding arrangements to which any Person is a party or to which any of the assets of such Person are subject.

“Current Assets” means, in respect of the Group Companies as of any date, the aggregate amount of each of the line items (and no others) under the heading “Current Assets” set forth on the Reference Statement as of such date (the categories from which such line items shall be derived shall correspond to the Company’s general ledger as maintained in the ordinary course of business consistent with past practice), determined on a consolidated basis and in accordance with Section 2.8, but excluding (a) Cash and Cash Equivalents, (b) intercompany assets, and (c) deferred income tax assets.

“Current Liabilities” means, in respect of the Group Companies as of any date, the aggregate amount of each of the line items (and no others) under the heading “Current Liabilities” set forth on the Reference Statement as of such date (the categories from which such line items shall be derived shall correspond to the Company’s general ledger as maintained in the ordinary course of business consistent with past practice), determined on a consolidated basis and in accordance with Section 2.8 of this Agreement. For the avoidance of doubt, for all purposes of this Agreement, including the calculation (including by the Designated Accounting Firm) of Net Working Capital, Current Liabilities shall not include any portion of (a) Closing Indebtedness, (b) any Transaction Expenses, (c) intercompany liabilities, or (d) deferred income tax liabilities.

“Current Representation” has the meaning set forth in Section 9.18(a).

“Data Protection Law” means all applicable data protection, data privacy, data security, and international data transfer Laws and regulations in the United States of America or elsewhere in the world.

“Debt Payoff Amount” means the aggregate amount of Indebtedness of the Group Companies with respect only to Indebtedness of the types described in clauses (a) – (f) of the definition of “Indebtedness”.

“Debt Payoff Letters” has the meaning set forth in Section 2.6(b)(vii).

“Designated Accounting Firm” means Deloitte LLP, or if the Stockholder Representative or Buyer shall discover a bona fide conflict with respect to such firm or if such firm resigns or refuses for any reason to resolve any objection in accordance with Section 2.8(d), an independent nationally recognized accounting firm (which firm shall not have any material relationship with the Company or Buyer) mutually agreed to in writing by the Stockholder Representative and Buyer.

“Designated Person” has the meaning set forth in Section 9.18(b).

“Desktop Software” means any “off-the shelf,” non-customized third party office productivity computer software that is licensed on standard terms for use on desktop or laptop “PC-class” computers or related local area network servers other than by a written agreement executed by the licensee. Desktop Software includes software licensed by shrink wrap or click wrap licenses.

“Disclosure Schedule” means the Disclosure Schedule delivered by the Company and Buyer concurrently with the execution and delivery of this Agreement.

“Dispute Notice” has the meaning set forth in Section 2.8(d)(ii).

“Dissenting Shares” has the meaning set forth in Section 2.8(i).

“Effective Time” is defined in Section 2.4.

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each other compensation or benefit plan, program or arrangement (including, without limitation, each stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, bonus, incentive, deferred compensation, collective bargaining, employee loan, fringe benefit and other similar benefit plan, program, or arrangement), whether or not subject to ERISA, whether formal or informal, oral or written that any Group Company maintains, sponsors, contributes to or is required to contribute to or under which any Group Company has any current or potential liability.

“Environmental Claim” means any lien, fine, penalty, or as to each, any settlement or judgment, claim, action, cause of action, suit, proceeding, investigation, order, demand or notice by any Person alleging actual or potential liability (including, without limitation, actual or potential liability for investigatory costs or enforcement proceedings, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees, or penalties) arising out of, based on or resulting from or relating to (a) the presence, Release or threatened Release of, or exposure to, any Hazardous Substance at any location, whether or not owned or operated by the Company, or (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law.

“Environmental Laws” means any Law regulating protection of human health or the environment (including, without limitation, ambient air, vapor, surface water, ground water, land surface or subsurface strata, and natural resources), or pollution, including Laws relating to (a) Releases or threatened Releases of, or exposure to, Hazardous Substances, (b) the manufacture, processing, distribution, use, treatment, generation, storage, containment (whether above ground or underground), transport or handling of Hazardous Substances, (c) recordkeeping, notification, disclosure, or reporting requirements regarding Hazardous Substances, (d) endangered or threatened species of fish, wildlife and plants, and the management or use of natural resources, and (e) the preservation of the environment or mitigation of adverse effects on or to human health or the environment.

“Environmental Permits” has the meaning set forth in Section 3.11(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means each entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included any Group Company, or that is, or was at the relevant time, a member of the same “controlled group” as any Group Company pursuant to Section 4001(a)(14) of ERISA.

“Escrow Account” has the meaning set forth in Section 2.6(a)(i)(B).

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means the Escrow Agreement to be dated as of the Closing Date by and among the Stockholder Representative, Buyer and the Escrow Agent, in substantially the form as set forth in Exhibit B attached hereto.

“Escrow Amount” means $7,500,000.

“Estimated Closing Date Cash” has the meaning set forth in Section 2.8(a).

“Estimated Closing Indebtedness” has the meaning set forth in Section 2.8(a).

“Estimated Closing Statement” has the meaning set forth in Section 2.8(a).

“Estimated Net Working Capital Amount” has the meaning set forth in Section 2.8(a).

“Estimated Transaction Expenses” has the meaning set forth in Section 2.8(a).

“Exchange Act” has the meaning set forth in Section 3.5(a).

“Expert Calculations” has the meaning set forth in Section 2.8(d)(iv).

“Financial Statements” has the meaning set forth in Section 3.4(a).

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.

“Government Official” means any officer, director, or employee of any Governmental Authority. Without limiting the foregoing, “Government Official” includes any government officer, director, or employee, any officer, director, or employees of any government-controlled entity or public international organization, any officer, director, or employee of a government-owned or -controlled (in whole or in part) business, corporation, organization, or entity, any Person acting in an official capacity for or on behalf of any Governmental Authority, or any political party, party official, or candidate for public office.

“Governmental Authority” means any (a) nation, region, state, province, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government or political subdivision thereof, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), whether foreign or domestic, or (d) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, self-regulatory or taxing authority or power of any nature, whether foreign or domestic, including any arbitral tribunal.

“Group Companies” means, collectively, the Company and each of the Company Subsidiaries, and the term “Group Company” means any one of the foregoing.

“Group Company IP Agreements” has the meaning set forth in Section 3.12(c).

“Group Company IP Rights” has the meaning set forth in Section 3.12(a).

“Hazardous Substance” means any chemical, pollutant, contaminant, or material, waste or substance, whether hazardous, toxic, deleterious, radioactive, noxious, harmful, or otherwise, petroleum and petroleum products, by-products, derivatives or wastes, greenhouse gases, asbestos or asbestos-containing materials or products, polychlorinated biphenyls (or building materials containing same), lead or lead-based paints or materials, radon, fungus, mold, mycotoxins, or other substances that may have an adverse effect on human health or the environment.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, as of any time with respect to any Person, without duplication, the outstanding principal amount of, and any accrued and unpaid interest, or reimbursement obligations, bonds, financing arrangements, prepayment premiums or penalties, breakage fees and other fees and related expenses on, and any obligations of any such Person (with respect to such prepayment premiums or penalties, breakage fees and other fee and related expenses, in each case (x) those amounts actually payable as a result of or in connection with the actual prepayment of any obligations of the types referred to in clauses (a) through (f) below (assuming for purposes of calculating such amounts that such prepayment occurs immediately prior to or at the Closing), or (y) those amounts in respect of obligations of the types referred to in clauses (a) through (f) below that are actually triggered or actually accelerated solely as a result of the consummation of transactions contemplated hereby) consisting of: (a) indebtedness for borrowed money, indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money or for the deferred or contingent purchase price of assets, property or services, including any royalty, contingent or earn-out payments and any amounts accrued by any Group Company for the payment of a contingent purchase price (but excluding any trade payables and accrued expenses arising in the ordinary course of business), (b) indebtedness evidenced by any note, bond, debenture or other debt security, (c) commitments or obligations by which any such Person assures a creditor against loss including reimbursement obligations with respect to letters of credit, in each case only to the extent drawn or otherwise not contingent, (d) obligations as lessee or lessees under leases that have been recorded as capital leases (but excluding, for the avoidance of doubt, any obligations under operating leases) in accordance with, in the case of any Group Company, the Agreed Accounting Principles, (e) interest rate, commodity, foreign currency and financial markets swaps, options, futures and other hedging obligations or any other arrangement designed to provide protection against fluctuations in interest or currency rates, and (f) guarantees by any Group Company in respect of the indebtedness or obligations of the type referred to in clauses (a) through (e) of this definition of any other Person, and all obligations of another Person in respect of which any Group Company has pledged any of its assets, and (g) Pre-Closing Taxes, but excluding any real estate or personal property Taxes to the extent that such Taxes are included in the calculation of Current Liabilities.

“Inspection” has the meaning set forth in Section 5.3(a).

“Insurance Policies” has the meaning set forth in Section 3.14.

“Intellectual Property Rights” means all of the following, worldwide: (a) inventions, discoveries, improvements, ideas, know-how, methodology, models, algorithms, formulae, systems, processes, technology, whether patentable or not, and patents, patent applications, including re-issues, continuations, divisions, continuations-in-part, re-examinations, renewals and extensions, (b) trademarks, service marks, trade dress, product configurations, trade names and other indications of origin, all goodwill associated therewith and all registrations and applications therefor, (c) copyrights, copyrightable works, copyright registrations and applications and moral rights, (d) Internet domain names and social media identifiers, (e) software, including interpreted or compiled source code, object code, development documentation, programming tools, drawings, specifications, metadata and data, (f) trade secrets, know-how and other rights in confidential and other nonpublic information that derive economic value from not being generally known, and all moral rights in the foregoing, (g) data and database rights, (h) any other intellectual property or proprietary rights of any kind, nature or description, and (i) any tangible embodiments of the foregoing (in whatever form or medium).

“Interim Balance Sheet” has the meaning set forth in Section 3.4(a).

“Law” means any code, law (including any principle of common law), order, writ, ordinance, rule, regulation, statute or treaty of any Governmental Authority having jurisdiction over the applicable Person(s), or over any of their respective properties or businesses.

“Leased Real Property” has the meaning set forth in Section 3.17(b).

“Letter of Transmittal” has the meaning set forth in Section 2.5(a).

“Lien” means, with respect to any asset, any mortgage, pledge, security interest, encumbrance, lien or charge of any kind in respect of such asset.

“LTIP” means the Company’s Long-Term Incentive Plan, effective January 1, 2013.

“Material Contract” has the meaning set forth in Section 3.6.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Sub” has the meaning set forth in the preamble to this Agreement.

“Net Working Capital” means, as of any date, Current Assets as of such date minus Current Liabilities as of such date.

“Nonparty Affiliate” has the meaning set forth in Section 9.13.

“Order” means any settlement, stipulation, order, writ, judgment, injunction, decree, rule, ruling, determination, consent or award of or by any Governmental Authority.

“Other Filings” has the meaning set forth in Section 5.4(c).

“Owned Intellectual Property” means all Intellectual Property Rights owned or purported to be owned by a Group Company.

“Owned Real Property” has the meaning set forth in Section 3.17(a).

“Parties” has the meaning set forth in the preamble to this Agreement.

“Paying Agent” means Computershare Trust Company, N.A. or an Affiliate thereof.

“Per Share Consideration” means the quotient of (a) the Closing Merger Consideration over (b) the number of shares of Common Stock issued and outstanding immediately prior to the Effective Time on a fully-diluted basis.

“Percentage Share” means, with respect to each Stockholder, the quotient (rounded down to the nearest fourth decimal place) of (a) the number of Shares held by such Stockholder as of immediately prior to the Closing, over (b) the total number of Shares outstanding as of immediately prior to the Closing.

“Permit” has the meaning set forth in Section 3.9(b).

“Permitted Liens” means (a) Liens for utilities, assessments, Taxes or other governmental charges that are not yet delinquent or are being contested in good faith by appropriate proceedings by the Group Companies and for which appropriate reserves have been established in accordance with GAAP in the Interim Balance Sheet, (b) Liens reflected or reserved against or otherwise disclosed on the balance sheets included in the Financial Statements or notes thereto or securing liabilities reflected in such balance sheets or notes thereto, (c) construction, mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, lessor’s, landlord’s and other similar Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings by the Group Companies and for which appropriate reserves are maintained on the Financial Statements in accordance with GAAP consistently applied, (d) easements, restrictive covenants, conditions, rights of way and similar encumbrances or impediments against any assets or properties of an entity and which individually or in the aggregate do not materially interfere with the business of such entity or the operation or occupancy of the asset or property to which they apply, (e) Liens granted to any financing source at the Closing in connection with any financing by Buyer of the transactions contemplated hereby, (f) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such real property, (g) any Liens disclosed in the Disclosure Schedule, (h) minor irregularities and defects of title which individually or in the aggregate do not materially interfere with an entity’s business or the operation or occupancy of the property to which they apply, (i) Liens and other matters disclosed on the existing title policies, title commitments and/or surveys, which have been previously provided to Buyer, or that appear of record or would be shown on a currently-dated survey of the Owned Real Property, provided that the same would not have a material adverse effect on the use or occupancy of such Owned Real Property, (j) any Lien or other matter affecting the right, title or interest of a licensor, sublicensor, lessor or sublessor under any license, sublicense, lease or sublease agreement or in the property being licensed, sublicensed, leased or subleased, and any statutory Lien of any licensor, sublicensor, lessor or sublessor under a real property license, sublicense, lease or sublease, and (k) Liens the incurrence or existence of which would not reasonably be expected to materially impair the use or value of an asset, other than, in the case of the foregoing clauses (a) through (k), Liens on the Shares, which for the avoidance of doubt, shall not be Permitted Liens.

“Permitted Transfer” means (a) if such holder is an individual, a Transfer (subject to applicable Law): (i) to a trust or other estate planning vehicle for the benefit of such holder or any member of such holder’s immediate family or (ii) upon the death of such holder, to such holder’s heirs, (b) if such holder is a partnership, limited liability company or similar entity, a Transfer (subject to applicable Law): (i) pro rata to the partners or members of such holder or (ii) if such holder is a trust, to a beneficiary, or (c) if such holder is a corporation or similar entity, a Transfer (subject to applicable Law) pro rata to the shareholders of such corporation or stakeholders of a similar entity; provided, that in each case of clauses (a) through (c) above, such Transfer shall only be permitted if, as a precondition to such Transfer, (1) the transferee agrees in writing, reasonably satisfactory in form and substance to Buyer, that the right(s) received by such transferee shall be bound by the terms of this Agreement and (2) such Transfer will not result in an aggregate of more than five hundred (500) holders of the instrument being transferred.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity, and any Governmental Authority.

“Personal Data” means any personal, personally identifiable, sensitive or regulated data protected under any Data Protection Law.

“Pre-Closing Dispute Notice” has the meaning set forth in Section 2.8(b).

“Pre-Closing Taxes” means all liability as of the Closing Date for Taxes of the Group Companies for taxable periods ending on or before the Closing Date and the portion ending on and including the Closing Date of any taxable period that includes (but does not end on) the Closing Date.

“Profit Sharing Plan Adjustment Payments” means all payments to former securityholders of the Company with respect to any adjustment to the redemption price paid by the Company in respect of shares distributed to such securityholders from the Company Profit Sharing Plan.

“Purchase Price” has the meaning set forth in Section 2.2(b).

“Purchase Price Overpayment” has the meaning set forth in Section 2.8(f).

“Purchase Price Underpayment” has the meaning set forth in Section 2.8(e).

“Reference Statement” has the meaning set forth in Section 2.8(h)(i).

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

“Representative Holdback Amount” means $1,000,000.

“Representatives” means, with respect to a Person, such Person’s directors, managers, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, financing sources, and agents and other representatives.

“Restraint” has the meaning set forth in Section 6.1(a).

“Restricted Cash” means any cash deposits being held as collateral or other security for contractual obligations where the cash in these accounts cannot be withdrawn without curing with a future cash deposit or other financial obligation, including any security deposits and any amounts required to pay a dividend declared by the Company prior to the Effective Time (other than the Special Dividend Payment Amount) that remain unpaid as of the Adjustment Time.

“Review Period” has the meaning set forth in Section 2.8(d)(ii).

“Schiff” has the meaning set forth in Section 9.18(a).

“Section 280G Deduction Loss Amount” means the value of any deduction (determined assuming an applicable tax rate of 26%) that will not be available to Buyer or any of its Affiliates (including, for this purpose, the Company and its Subsidiaries) in connection with the payment of any “excess parachute payment” (within the meaning of Section 280G of the Code) on account of Section 280G of the Code (and any substantially similar state or local tax law), determined assuming that any payments that could be excess parachute payments are made immediately following the Effective Time.

“Share Certificate” means a certificate representing the shares of Common Stock, as applicable, issued and outstanding immediately prior to the Effective Time.

“Shares” means shares of capital stock of the Company, including the Common Stock.

“Special Dividend Payment Amount” has the meaning set forth in Section 2.2(c).

“Stockholder Consent” has the meaning set forth in Section 2.7(a).

“Stockholder Representative” has the meaning set forth in the preamble to this Agreement.

“Stockholder Representative Engagement Agreement” has the meaning set forth in Section 9.21(d).

“Stockholder Representative Group” has the meaning set forth in Section 9.21(d).

“Stockholder/Company Cure Period” has the meaning set forth in Section 7.1(c)(i).

“Stockholders” means each holder of Shares as of immediately prior to the Effective Time.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include, with respect to any Person, all direct and indirect Subsidiaries of such Person.

“Surviving Company” has the meaning set forth in Section 2.1.

“Target Net Working Capital Amount” means $185,000,000.

“Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, windfall profits, environmental, customs, duties, real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, employee or other withholding, or other tax, and any interest, penalties or additions attributable to any of the foregoing (whether disputed or not).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes that in each case is required to be filed with a Governmental Authority, including schedules and attachments thereto, and including any amendment thereof.

“Terminating Buyer Breach” has the meaning set forth in Section 7.1(d)(i).

“Terminating Stockholder/Company Breach” has the meaning set forth in Section 7.1(c)(i).

“Termination Date” has the meaning set forth in Section 7.1(c)(ii).

“Trade Laws” has the meaning set forth in Section 3.9(f).

“Transaction Expenses” means, without duplication, to the extent unpaid as of the Closing, (a) all amounts due and payable by the Stockholder Representative or by the Group Companies for all out-of-pocket costs and expenses incurred by the Stockholder Representative or by any Group Company in connection with the negotiation of, and the consummation of the transactions contemplated by, this Agreement with respect to services provided by third party Representatives and the process of selling the Company (including, without limitation, the amount of all fees, costs and expenses incurred by or on behalf of any Group Company in connection with or arising out of the preparation, negotiation, execution and delivery of this Agreement and the Ancillary Documents, including the fees and expenses of professionals (including investment banking, legal, accounting and other consultants and advisors)) and all liabilities and obligations of the Group Companies under the Stockholder Representative Engagement Agreement; provided, however, that Transaction Expenses shall not include (i) any amounts paid to any holder of Dissenting Shares or any fees and expenses relating thereto (including, without limitation, any attorneys’ fees) and (ii) any liabilities under the Company’s defined benefit and retiree healthcare plans; (b) all Change in Control Payments and all Profit Sharing Plan Adjustment Payments; (c) 50% of all Transfer Taxes; (d) all costs of a “tail” policy Closing providing for directors’ and officers’ liability insurance coverage pursuant to Section 5.6(b); (e) an amount in excess of $100,000 actually paid to third parties for such third parties’ consent to consummate the transactions contemplated hereby; (f) 50% of all filing fees payable under the HSR Act pursuant to Section 9.6 and (g) the Section 280G Deduction Loss Amount. Notwithstanding anything to the contrary contained in this Agreement, no Closing Indebtedness shall be Transaction Expenses.

“Transfer” means a direct or indirect transfer in any form, including a sale, assignment, license, conveyance, pledge, charge, mortgage, encumbrance, securitization, hypothecation or other disposition, or any purported severance or alienation of any beneficial interest (including the creation of any derivative or synthetic interest) or “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Exchange Act), or the act of so doing, as the context requires.

“Transfer Taxes” has the meaning set forth in Section 5.2.

“WellsOne Agreement” means that certain WellsOne® Commercial Card Agreement, made and entered into effective as of July 28, 2011, by and between the Company and Wells Fargo Bank, National Association.

ARTICLE 2

MERGER; CLOSING

Section 2.1 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “Act”), at the Closing, (i) Merger Sub shall be merged with and into the Company, (ii) the separate existence of Merger Sub shall cease and the Company shall continue its corporate existence under Delaware law as the surviving company in the Merger (the “Surviving Company”), and (iii) the Surviving Company shall become a direct wholly-owned Subsidiary of Buyer. The Merger will have the effects specified in the Act.

(b) At the Effective Time, the Governing Documents of the Company shall survive and shall be amended and restated in the form of the Governing Documents of Merger Sub, as in effect immediately prior to the Effective Time except that the name of the Surviving Company shall be the name of the Company.

(c) The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Company, each to serve in accordance with the Governing Documents of the Surviving Company. Subject to any letters of resignation delivered by any such officers prior to or at the Closing, the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Company, each to hold office in accordance with the Governing Documents of the Surviving Company.

Section 2.2 Purchase Price.

(a) The aggregate consideration for the Merger pursuant to this Agreement payable at the Closing, subject to the terms and conditions of this Agreement, will be an amount in cash (such aggregate consideration, the “Closing Merger Consideration”) equal to:

(i) $140,000,000;

(ii) plus the Estimated Closing Date Cash, if any;

(iii) plus the amount, if any, by which the Estimated Net Working Capital Amount exceeds the Target Net Working Capital Amount, or minus the amount, if any, by which the Target Net Working Capital Amount exceeds the Estimated Net Working Capital Amount; and

(iv) minus the sum of:

(A) the Special Dividend Payment Amount;

(B) the amount of Estimated Transaction Expenses, if any;

(C) the amount of Estimated Closing Indebtedness, if any;

(D) the Escrow Amount; and

(E) the Representative Holdback Amount.

(b) The Closing Merger Consideration shall be subject to adjustment in accordance with Section 2.8 (as adjusted, and (without duplication for such adjustment) together with such amount that is ultimately and finally distributed to the Stockholders of the Escrow Amount and the Representative Holdback Amount, the “Purchase Price”).

(c) The Parties hereby acknowledge and agree that on or before the Closing Date, the Company shall pay a special dividend to the Stockholders in an amount equal to the Estimated Closing Date Cash (net of any (i) uncleared checks and drafts received or deposited for the account of any Group Company and (ii) cash deposited by the Company pursuant to the WellsOne Agreement) at the time of payment (the “Special Dividend Payment Amount”).

Section 2.3 Effect of the Merger on the Capital Stock of the Company and Merger Sub

. At the Effective Time and subject to the terms and conditions of this Agreement, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, the Company or the holder of any equity interests of Merger Sub or the Company:

(a) Conversion of Merger Sub Shares. The shares of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become an aggregate of 1,000 shares of common stock, par value $0.01 per share, of the Surviving Company. Each stock certificate of Merger Sub evidencing ownership of shares of common stock of Merger Sub shall continue to evidence ownership of common stock of the Surviving Company consistent with the foregoing.

(b) Conversion of Shares.

(i) Common Stock. Each share of Common Stock outstanding immediately prior to the Effective Time (other than Common Stock, if any, owned by Buyer, Merger Sub, the Company or any of their respective Subsidiaries, and other than Dissenting Shares, if any) shall, at the Effective Time and subject to the terms and conditions of this Agreement, by virtue of the Merger and without any action on the part of the holder thereof, automatically be converted into the right to receive the Per Share Consideration.

(ii) Stock Performance Units. Each stock performance unit granted under the LTIP, to the extent outstanding and subject to vesting or forfeiture conditions (whether time-based or performance-based), shall become fully vested or released from such forfeiture conditions as of the Effective Time according to the terms set forth in the stock performance unit award agreement governing such stock performance unit.

(iii) Shares to be Cancelled. Each share of Common Stock owned by Buyer, Merger Sub, the Company or any Subsidiary of Buyer, Merger Sub or the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be cancelled and cease to exist at and after the Effective Time and no consideration shall be paid with respect thereto.

(c) Share Certificates. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Common Stock outstanding immediately prior to the Effective Time shall thereafter be made. If, after the Effective Time, Share Certificates formerly representing Shares are presented to Surviving Company or the Stockholder Representative, such Share Certificates shall be surrendered and cancelled.

Section 2.4 Closing of the Transactions Contemplated by this Agreement. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m., central time, on the first day of the calendar month immediately following the day on which the conditions set forth in Article 6 have been satisfied or waived (other than those conditions which by their terms are to be satisfied at the Closing by any Party, but subject to the satisfaction or waiver of such conditions) at the offices of Schiff Hardin LLP, 233 South Wacker Drive, Suite 7100, Chicago, Illinois 60606; provided, that if such day is not a Business Day, then the Closing shall take place on the first Business Day thereafter; provided, further, that if the last of the conditions set forth in Article 6 are satisfied or waived during the last five days of a calendar month, the Closing shall take place on the first day of the second calendar month immediately following thereafter; provided, further, that if such day is not a Business Day, then the Closing shall take place on the first Business Day thereafter, unless, in each case, another time, date or place is agreed to in writing by Buyer and the Stockholder Representative. In lieu of an in-person Closing, the Closing may instead be accomplished by facsimile or email (in PDF format) transmission to the respective offices of legal counsel for the Parties of the requisite documents, duly executed where required, delivered upon actual confirmed receipt, with originals (where needed) to be delivered promptly following the Closing. The date on which the Closing actually occurs is referred to as the “Closing Date”. Immediately following the Closing, Buyer and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware as provided in the Act. The Merger shall become effective when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware unless a different time is specified therein (the “Effective Time”). All proceedings to be taken and all documents to be executed and delivered by all Parties at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

Section 2.5 Letters of Transmittal; Payment of Shares.

(a) No later than ten (10) Business Days prior to the Closing Date, Buyer shall or shall cause the Paying Agent to mail to each holder of record of a Share Certificate, (i) a letter of transmittal (and related tax forms) in the form attached hereto as Exhibit E (the “Letter of Transmittal”), and (ii) instructions for use in effecting the surrender of Share Certificates in exchange for the consideration to which such holder is entitled pursuant to this Agreement. Upon surrender to the Paying Agent of a Share Certificate (or affidavit of loss and indemnity in lieu thereof), together with a properly executed and completed Letter of Transmittal, and subject to and effective upon the Closing, the holder of such Share Certificate shall in exchange therefor be entitled to receive, as described in more detail herein, an amount in cash equal to the product of the number of shares of Common Stock represented by such Share Certificate multiplied by the Per Share Consideration and such Share Certificate shall be cancelled. Delivery of a Share Certificate (or affidavit of loss and indemnity in lieu thereof) accompanied by a properly executed and completed Letter of Transmittal to the Paying Agent at least two Business Days prior to the Closing shall entitle such delivering Stockholder to payment, in accordance with the instructions provided in the Letter of Transmittal, within three Business Days after the Closing. Delivery of a Share Certificate (or affidavit of loss and indemnity in lieu thereof) accompanied by a properly executed and completed Letter of Transmittal to the Paying Agent less than two Business Days prior to the Closing or subsequent to the Closing shall entitle such delivering Stockholder to payment in accordance with the instructions provided in the Letter of Transmittal within five Business Days of receipt by the Paying Agent of such Share Certificate (or affidavit of loss and indemnity in lieu thereof) and Letter of Transmittal.

(b) If payment is to be made to a Person other than the Person in whose name a Share Certificate surrendered is registered, it shall be a condition of payment that the Share Certificate so surrendered shall be properly endorsed or otherwise in a proper form for transfer and that the Person requesting such payment shall pay transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Share Certificate surrendered.

(c) Until surrendered in accordance with the provisions of this Section 2.5, each Share Certificate representing any Share (other than Share Certificates representing Shares owned by Buyer, Merger Sub, the Company or any Subsidiary of Buyer, Merger Sub or the Company, and other than Dissenting Shares, if any) shall represent for all purposes only the right to receive, as provided in this Agreement, the allocable portion of the consideration expressly provided to be received in respect thereof pursuant to this Agreement without interest, and shall have no other rights.

(d) Notwithstanding anything to the contrary contained herein, no Party shall be liable to a holder of Shares for any amount paid for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(e) In the event this Agreement is terminated prior to the Closing, previously delivered Letters of Transmittal shall be null and void and any Share Certificates delivered therewith shall be returned promptly by the Paying Agent to the respective holders of record of such Share Certificates.

(f) Payments of fair value in respect of Dissenting Shares, if any, pursuant to the Act shall be made, first, from that portion of the Closing Merger Consideration allocable to such Dissenting Shares pursuant to Section 2.5(a) hereof and, second, by Buyer or the Surviving Company directly. After any such payments have been made, any such Dissenting Shares shall be cancelled.

(g) No interest will be paid or accrued on any amount owed or payable to any holder of a Share Certificate pursuant to this Agreement.

(h) If any Share Certificate shall have been lost, stolen or destroyed, upon the making of a customary affidavit and an indemnity of that fact by the Person claiming such Share Certificate to be lost, stolen or destroyed in accordance with the instructions contained in the Letter of Transmittal, the Surviving Company will issue in exchange for such lost, stolen or destroyed Share Certificate the consideration to which such holder would be entitled to receive hereunder (without interest) if they had their Share Certificate.

Section 2.6 Closing Deliveries and Payments.

(a) Buyer Closing Deliveries and Payments. Upon the terms and subject to the conditions set forth in this Agreement, Buyer shall deliver or cause to be delivered at the Closing the following:

(i) Buyer shall, or shall cause the Paying Agent to, make the following payments in cash on behalf of Buyer:

(A) to the account or accounts designated in the Debt Payoff Letters by wire transfer of immediately available funds, the applicable portion of the Debt Payoff Amount payable under such Debt Payoff Letters;

(B) to the Escrow Agent, by wire transfer of immediately available funds, the Escrow Amount to be deposited in an escrow account established by the Escrow Agent pursuant to the terms of the Escrow Agreement (the “Escrow Account”), which Escrow Amount shall thereafter be disbursed in accordance with the terms of this Agreement and the Escrow Agreement;

(C) to the account or accounts designated by the Company, by wire transfer of immediately available funds, such cash amounts as are necessary to pay in full the Estimated Transaction Expenses; provided, however, that the aggregate amount of any Change in Control Payments to be made by Buyer will be paid to the applicable Group Company, for the benefit of the recipients of such Change in Control Payments, whereupon such Group Company will (A) deduct or withhold from each amount due each such recipient any amount required to be deducted or withheld with respect to the making of such payment pursuant to Section 2.10 and (B) following any such required deduction or withholding, pay the remaining amounts to each such recipient in accordance with such Group Company’s normal payroll practices; provided, further, that the aggregate amount of any Profit Sharing Plan Adjustment Payments to be made by Buyer will be paid to the Company, for the benefit of former securityholders of the Company who are receiving Profit Sharing Plan Adjustment Payments, whereupon the Company will pay such Profit Sharing Plan Adjustment Payments to each such recipient;

(D) to the Stockholder Representative, by wire transfer of immediately available funds to an account of the Stockholder Representative designated in writing by the Stockholder Representative to Buyer at least three Business Days prior to the Closing Date, an amount in cash equal to the Representative Holdback Amount; and

(E) within three Business Days after the Closing Date, to each Stockholder that has properly surrendered a Share Certificate (or affidavit of loss and indemnity in lieu thereof) to the Paying Agent, together with a properly completed, executed and delivered Letter of Transmittal, at least two Business Days prior to Closing pursuant to Section 2.5, by wire transfer of immediately available funds to an account of such Stockholder designated in writing by such Stockholder, the consideration specified in Section 2.5(a) in exchange for the Shares held by such Stockholder, and shall after the Closing pay other Stockholders who have properly surrendered a Share Certificate (or affidavit of loss and indemnity in lieu thereof), together with a properly completed, executed and delivered Letter of Transmittal, as provided in Section 2.5(a).

(ii) to the Company, a certificate of an authorized officer of Buyer, dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(b) and Section 6.2(c) have been satisfied;

(iii) to the Company, a copy of the Certificate of Merger, duly executed by Merger Sub; and

(iv) to the Company, all other documents, instruments and certificates specifically required by this Agreement to be delivered by Buyer at the Closing.

(b) Company Closing Deliveries. Upon the terms and subject to the conditions set forth in this Agreement, the Company shall deliver or cause to be delivered to Buyer at the Closing the following:

(i) all Letters of Transmittal that have been received by the Company prior to the Closing;

(ii) a certificate of the Company, dated as of the Closing Date, signed by its Chief Executive Officer or Chief Financial Officer to the effect that the conditions specified in Section 6.1(b), Section 6.1(c) and Section 6.1(d) have been satisfied;

(iii) a copy of the Certificate of Merger, duly executed by the Company;

(iv) a duly executed certification substantially in the form attached hereto as Exhibit D that the Company is not a U.S. real property holding corporation within the meaning of Treasury Regulation Section 1.897-2(b);

(v) certified copies of resolutions duly adopted by the Company’s board of directors authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents, and the consummation of all transactions contemplated hereby and thereby;

(vi) a duly executed resignation letter of each director (or equivalent) of each Group Company, which shall be in a form reasonably satisfactory to Buyer;

(vii) (A) payoff letters with respect to the repayment, as contemplated hereby, of all outstanding Indebtedness of the Group Companies to be included in the Debt Payoff Amount (the “Debt Payoff Letters”), in form and substance reasonably acceptable to Buyer, and (B) any necessary UCC termination statements or other releases as may be required to release all Liens related thereto, in form and substance reasonably acceptable to Buyer; and

(viii) all other documents, instruments and certificates specifically required by this Agreement to be delivered by the Company or the Stockholder Representative at the Closing.

Section 2.7 Stockholder Consent.

(a) The Company shall obtain, as soon as reasonably practicable, but in no event later than 11:59 p.m. central time on the first Business Day after the execution and delivery of this Agreement, irrevocable written consents in favor of the adoption and approval of this Agreement executed on behalf of stockholders that hold sufficient outstanding shares of Common Stock, which shall include the Conserve School Trust, the Company Profit Sharing Plan and all members of the Company’s board of directors who own shares of Common Stock as of such time, in each case to adopt and approve this Agreement as required under the Company Charter and the Act in the form attached hereto as Exhibit F (the “Stockholder Consent”).

(b) Promptly following receipt of the Stockholder Consent, but in no event later than two Business Days after receipt of the Stockholder Consent, the Company shall deliver to any holder of Common Stock who has not approved this Agreement and the transactions contemplated hereby (a) a notice of the approval of the Merger and the other transactions contemplated hereby and the adoption of this Agreement by written consent of the stockholders pursuant to the applicable provisions of the Act and (b) any other notice required under the applicable provisions of the Act, the Company Charter or the bylaws of the Company, or the Governing Documents of any Group Company, any contracts between or among the Company and any holder of Common Stock, including the notice required pursuant to, and in accordance with, Section 228 of the Act and the notice to holders of Shares of their appraisal rights required pursuant to, and in accordance with, Section 262 of the Act, which notice shall be in form and substance reasonably satisfactory to Buyer.

Section 2.8 Purchase Price Adjustment.

(a) The Company shall deliver to Buyer, at least three Business Days prior to the Closing Date, a statement of the Company (the “Estimated Closing Statement”), certified by an officer of the Company, setting forth in reasonable detail the Company’s good faith estimates of (i) the Closing Net Working Capital Amount (the “Estimated Net Working Capital Amount”), including a calculation of Current Assets and Current Liabilities (in each case, with each of the line items used in such calculation and the entries in the Company’s general ledger from which such line items are derived), (ii) the Closing Date Cash (the “Estimated Closing Date Cash”), (iii) the Closing Indebtedness (the “Estimated Closing Indebtedness”), (iv) Transaction Expenses (the “Estimated Transaction Expenses”), (v) the number of Shares outstanding as of the Effective Time and (vi) based on such estimates described in the foregoing clauses (i) through (v), a calculation of the Closing Merger Consideration and the Per Share Consideration, in each case, with reasonable supporting detail therefor sufficient to allow Buyer to independently calculate such amounts (including an itemized list of the components thereof), and such estimates shall be prepared in accordance with the Agreed Accounting Principles and consistent with Section 2.8(h). The Estimated Net Working Capital Amount, the Estimated Closing Date Cash, the Estimated Closing Indebtedness and the Estimated Transaction Expenses shall, subject to Section 2.8(b), be used to calculate the Closing Merger Consideration and the Per Share Consideration, and shall be subject to adjustment as set forth in this Section 2.8.

(b) Within two Business Days of the Company’s delivery of the Estimated Closing Statement, if Buyer acting in good faith has any objections with respect to one or more line items on the Estimated Closing Statement so delivered, then Buyer may deliver to the Company a statement describing its objections in reasonable detail (the “Pre-Closing Dispute Notice”). Buyer and the Company shall use their respective good faith efforts to resolve any dispute with respect to any of the line items on the Estimated Closing Statement prior to the anticipated Closing Date. If Buyer and the Company are unable to resolve all disputes with respect to any of the line items on the Estimated Closing Statement prior to the anticipated Closing Date, then the Estimated Closing Statement as originally delivered pursuant to Section 2.8(a) and, if applicable, as revised following mutual agreement between Buyer and the Company on any disputes, shall constitute the Estimated Closing Statement for all purposes under this Agreement. Buyer’s election to not deliver a Pre-Closing Dispute Notice, or to not dispute any amount included in, or component of any such amount included in, the Estimated Closing Statement in any Pre-Closing Dispute Notice or any agreed upon adjustments to the Estimated Closing Statement, shall not limit, or have any effect on, Buyer’s rights pursuant to Section 2.8(b) to conduct a review of the Closing Net Working Capital Amount, Closing Date Cash, the Closing Indebtedness, Transaction Expenses and the number of Shares outstanding as of the Effective Time, and to deliver the Closing Date Schedule based on such review.

(c) As soon as reasonably practicable, but no later than 75 days following the Closing Date, Buyer shall, at its expense, (i) cause to be prepared a statement (the “Closing Date Schedule”) setting forth in reasonable detail Buyer’s good faith calculation of the Closing Net Working Capital Amount, Closing Date Cash, the Closing Indebtedness, Transaction Expenses and the number of Shares outstanding as of the Effective Time, in each case without giving effect to the transactions occurring at the Closing or any purchase accounting or similar adjustments resulting from the consummation of the transactions contemplated by this Agreement, and, based on such amounts, Buyer’s calculation of the Purchase Price, the Closing Merger Consideration and the Per Share Consideration and (ii) deliver to the Stockholder Representative the Closing Date Schedule, together with a certificate of Buyer confirming that the Closing Date Schedule was prepared in good faith and in accordance with this Section 2.8(b). The Closing Date Schedule, including the Closing Net Working Capital Amount, Closing Date Cash, Closing Indebtedness and Transaction Expenses, shall be prepared in accordance with the Agreed Accounting Principles and consistent with Section 2.8(h).

(d) Review; Disputes.

(i) From and after the Closing until the Purchase Price is finally determined pursuant to this Section 2.8, Buyer shall use its commercially reasonable efforts to provide the Stockholder Representative and any accountants or advisors retained by the Stockholder Representative such information and detail as they shall reasonably request for the purpose of enabling the Stockholder Representative and its accountants and advisors to calculate, and to review Buyer’s calculation of, the Closing Net Working Capital Amount, Closing Date Cash, Closing Indebtedness, Transaction Expenses, the Purchase Price, the Closing Merger Consideration and the Per Share Consideration; provided, that, in no event shall Buyer be required to provide any documents or other information covered by attorney-client privilege, the attorney work product doctrine or other similar protection (it being agreed that Buyer shall be required to notify the Stockholder Representative that it is withholding documents or information because of such privilege or protection and use commercially reasonable efforts to provide documents and information (or the contents thereof) to the greatest extent possible without waiving such privilege or protection).

(ii) If the Stockholder Representative disputes the calculation of any of the Closing Net Working Capital Amount, Closing Date Cash, Closing Indebtedness or Transaction Expenses set forth in the Closing Date Schedule, then the Stockholder Representative shall deliver a written notice (a “Dispute Notice”) to Buyer at any time during the thirty day period commencing upon receipt by the Stockholder Representative of the Closing Date Schedule and the related certificate of Buyer (the “Review Period”). The Dispute Notice shall set forth the basis for the dispute of any such calculation in reasonable detail and the Stockholder Representative’s proposed resolution of each such dispute.

(iii) If the Stockholder Representative does not deliver a Dispute Notice to Buyer prior to the expiration of the Review Period, Buyer’s calculation of the Closing Net Working Capital Amount, Closing Date Cash, Closing Indebtedness, Transaction Expenses, the Purchase Price, the Closing Merger Consideration and the Per Share Consideration set forth in the Closing Date Schedule shall be deemed final, binding and non-appealable for all purposes under this Agreement.

(iv) If the Stockholder Representative delivers a Dispute Notice to Buyer prior to the expiration of the Review Period, then the Stockholder Representative and Buyer shall use commercially reasonable efforts to reach agreement on the Closing Net Working Capital Amount, Closing Date Cash, Closing Indebtedness and/or Transaction Expenses that are in dispute and such negotiations shall be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule. If the Stockholder Representative and Buyer are unable to reach agreement on the Closing Net Working Capital Amount, Closing Date Cash, Closing Indebtedness and/or Transaction Expenses that are in dispute within twenty days after the end of the Review Period, then the Stockholder Representative or Buyer shall have the right to refer such dispute to the Designated Accounting Firm after such twentieth day. In connection with the resolution of any such dispute by the Designated Accounting Firm: (A) each of the Stockholder Representative and Buyer shall have a reasonable opportunity to meet with the Designated Accounting Firm to provide its views as to any disputed issues with respect to the calculation of any of the Closing Net Working Capital Amount, Closing Date Cash, Closing Indebtedness and/or Transaction Expenses; (B) each of the Stockholder Representative and Buyer shall promptly provide, or cause to be provided or made available, to the Designated Accounting Firm all information as is reasonably necessary to permit the Designated Accounting Firm, acting as an expert, not as an arbitrator, to resolve such disputes; (C) the Designated Accounting Firm shall determine the Closing Net Working Capital Amount, Closing Date Cash, Closing Indebtedness and/or Transaction Expenses in accordance with the terms and definitions of this Agreement (including the Agreed Accounting Principles) within thirty days after such referral, and upon reaching such determination shall deliver a copy of its calculations (the “Expert Calculations”) to the Stockholder Representative and Buyer; (D) subject to manifest error, the determination made by the Designated Accounting Firm of the Closing Net Working Capital Amount, Closing Date Cash, Closing Indebtedness and/or Transaction Expenses that are in dispute shall be conclusive, binding upon the Parties hereto, nonappealable, and not be subject to further review, and shall be considered a final arbitration award that is enforceable pursuant to the terms of the Federal Arbitration Act; and (E) such calculation shall, with respect to any disputed item, be no greater than the higher amount calculated by Buyer or the Stockholder Representative, as the case may be, and no lower than the lower amount calculated by Buyer or the Stockholder Representative. In calculating the Closing Net Working Capital Amount, Closing Date Cash, Closing Indebtedness and Transaction Expenses, the Designated Accounting Firm shall be limited to addressing only those particular disputed items referred to in the Dispute Notice. The Expert Calculations shall reflect in detail the differences, if any, between the Closing Net Working Capital Amount, Closing Date Cash, Closing Indebtedness and/or Transaction Expenses reflected therein and the Closing Net Working Capital Amount, Closing Date Cash, Closing Indebtedness and/or Transaction Expenses set forth in the Closing Date Schedule. The fees and expenses of the Designated Accounting Firm shall be allocated between Buyer, on the one hand, and Stockholders, severally in proportion to their respective Percentage Shares and paid from the Representative Holdback Amount, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if the Stockholder Representative claims that the appropriate adjustments are $1,000 greater than the amount determined by Buyer, and if the Designated Accounting Firm ultimately resolves the dispute by awarding to Stockholders $300 of the $1,000 contested, then the fees, costs and expenses of the Designated Accounting Firm will be allocated 30% (i.e. 300 ÷ 1,000) to Buyer and 70% (i.e. 700 ÷ 1,000) to Stockholders.

(e) If (i) the Closing Merger Consideration using the Closing Net Working Capital Amount, Closing Date Cash, Closing Indebtedness and Transaction Expenses as finally determined in accordance with this Section 2.8 is greater than (ii) the Closing Merger Consideration calculated as set forth in Section 2.8(a) using the Estimated Net Working Capital Amount, Estimated Closing Date Cash, Estimated Closing Indebtedness and Estimated Transaction Expenses as estimated in accordance with Section 2.8(a) (the “Purchase Price Underpayment”), then (A) Buyer and the Stockholder Representative shall promptly jointly instruct the Escrow Agent (but in any event within five Business Days of the final determination thereof) to release the full Escrow Amount to the Paying Agent, after paying all amounts from the Escrow Amount that constitute Profit Sharing Plan Adjustment Payments to the account or accounts designated by the Company, by wire transfer of immediately available funds (for further payment to the Stockholders in accordance with their Percentage Shares (which may be revised based on the process set forth in this Section 2.8), thereof in accordance with their instructions for payment in their respective completed Letters of Transmittal); provided, however, that if all of the Stockholders have not delivered a properly completed and executed Letter of Transmittal, prior to the date of the aforementioned joint written instruction to the Escrow Agent, then such joint written instruction to the Escrow Agent shall provide for the release to Buyer (in lieu of or as directed by the Stockholder Representative) of the allocable portion of the amount due and owing to such Stockholders pursuant to the foregoing clause (A) who have not delivered a properly completed and executed Letter of Transmittal by such date, which amounts shall be retained by Buyer and paid to each such Stockholder, in accordance with their respective Percentage Shares (which may be revised based on the process set forth in this Section 2.8) and their instructions for payment in their respective completed Letters of Transmittal, promptly following the delivery by such Stockholder of a properly completed and executed Letter of Transmittal, and (B) Buyer shall, or Buyer shall cause the Paying Agent to, no later than five Business Days after such determination cause to be paid to each such Stockholder (subject to such Stockholder’s delivery of a properly completed and executed Letter of Transmittal) an amount equal to such Stockholder’s Percentage Share of the Purchase Price Underpayment, in accordance with their instructions for payment in their respective completed Letters of Transmittal; provided, that Buyer shall retain and not distribute pursuant to clause (B) of this sentence all payments in respect of the Purchase Price Underpayment with respect to each such Stockholder who has not delivered a properly completed and executed Letter of Transmittal as of the date of the final determination referenced in the first sentence of this Section 2.8(e); provided, further, that Buyer will pay, or will cause the Paying Agent to pay, to each such Stockholder, promptly following the delivery to the Surviving Company of a properly completed and executed Letter of Transmittal an amount equal to such Stockholder’s Percentage Share of such Purchase Price Underpayment in accordance with their instructions for payment in their respective completed Letters of Transmittal.

(f) If (i) the Closing Merger Consideration calculated using the Closing Net Working Capital Amount, Closing Date Cash, Closing Indebtedness and Transaction Expenses as finally determined in accordance with this Section 2.8 is less than (ii) the Closing Merger Consideration calculated using the Estimated Net Working Capital Amount, Estimated Closing Date Cash, Estimated Closing Indebtedness and Estimated Transaction Expenses as estimated in accordance with Section 2.8(a) (the “Purchase Price Overpayment”), then Buyer and the Stockholder Representative shall promptly jointly instruct the Escrow Agent (but in any event within five Business Days of the final determination thereof) to pay to Buyer solely from the Escrow Account, by wire transfer of immediately available funds to an account or accounts designated by Buyer, such Purchase Price Overpayment and to release the balance (if any) of the Escrow Amount to the Paying Agent (for further payment to the applicable Stockholders in accordance with their Percentage Share (which may be revised based on the process set forth in this Section 2.8) thereof in accordance with their instructions for payment in their respective completed Letters of Transmittal).

(g) Any payments made pursuant to Section 2.8 shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by the recipients thereof on their Tax Returns to the extent permitted by any Law.

(h) Accounting Procedures.

(i) For all purposes hereunder, the Estimated Closing Statement, Estimated Net Working Capital Amount, Estimated Closing Date Cash, Estimated Closing Indebtedness, Estimated Transaction Expenses, Closing Net Working Capital Amount, Closing Date Cash, Closing Date Schedule, Closing Indebtedness and Transaction Expenses, and all determinations and calculations by any Person (including the Designated Accounting Firm) of Cash and Cash Equivalents, Current Assets, Current Liabilities or Net Working Capital shall in all circumstances be prepared and calculated strictly in accordance with the terms of this Agreement and the Agreed Accounting Principles; provided that such calculations and determinations: (A) shall not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement, (B) shall be based on facts and circumstances as they exist prior to the Closing and shall exclude the effect of any act, decision or event occurring on or after the Closing, (C) shall follow the defined terms contained in this Agreement whether or not such terms are consistent with GAAP and (D) shall calculate any reserves, accruals or other non-cash expense items on a pro rata basis (as opposed to being calculated as of the close of business on the day before the Closing Date), to account for a Closing that occurs on any date other than the last day of a calendar month. For illustrative purposes only, Exhibit C hereto sets forth a statement (the “Reference Statement”) prepared in good faith by the Company, in cooperation with Buyer, setting forth and illustrating as of April 30, 2018 the calculation of (x) the various line items used (or to be used) in (1) Current Assets, (2) Current Liabilities and (3) Net Working Capital, (y) Cash and Cash Equivalents and (z) Indebtedness, in each case prepared and calculated on a consolidated basis for the Group Companies in accordance with this Agreement and the Agreed Accounting Principles.

(ii) The Parties agree that:

(A) Following the Closing Date through the date on which payment, if any, is made pursuant to Section 2.8(e) or Section 2.8(f), or if the Stockholder Representative and Buyer agree that no such payment is required, on the date of such determination, Buyer shall not, and shall cause each Group Company not to, take any actions with respect to the accounting records or books of any Group Company on which the Estimated Closing Statement, Estimated Net Working Capital Amount, Estimated Closing Date Cash, Estimated Closing Indebtedness, Estimated Transaction Expenses, Closing Date Schedule, Closing Indebtedness and Transaction Expenses (including the determinations and calculations therein) are to be based that are not consistent with such Group Company’s past practices in all material respects or that would make it impracticable to calculate Estimated Closing Statement, Estimated Net Working Capital Amount, Estimated Closing Date Cash, Estimated Closing Indebtedness, Estimated Transaction Expenses, Closing Date Schedule, Closing Indebtedness or Transaction Expenses in the manner contemplated by this Agreement.

(B) In no event shall any actions taken by Buyer or any Group Company following the Closing with respect to the accounting records, books, policies or procedures of any Group Company on which the Estimated Closing Statement, Estimated Net Working Capital Amount, Estimated Closing Date Cash, Estimated Closing Indebtedness, Estimated Transaction Expenses, Closing Net Working Capital Amount, Closing Date Cash, Closing Date Schedule, Closing Indebtedness or Transaction Expenses are to be based that are not consistent with the Agreed Accounting Principles (including but not limited to changes in any reserve, allowance or other account, any changes in methodology for inventory valuation or accounting or any reclassification of any asset) have any effect on, or be considered in, the preparation of the Estimated Closing Statement, Estimated Net Working Capital Amount, Estimated Closing Date Cash, Estimated Closing Indebtedness or Estimated Transaction Expenses (including the determinations and calculations contained therein) or the calculation of the Closing Date Schedule, Closing Indebtedness and Transaction Expenses.

(C) The Estimated Closing Statement, Estimated Net Working Capital Amount, Estimated Closing Date Cash, Estimated Closing Indebtedness, Estimated Transaction Expenses, Closing Net Working Capital Amount, Closing Date Cash, Closing Date Schedule, Closing Indebtedness or Transaction Expenses and the respective determinations and calculations contained therein shall be prepared and calculated without regard to any changes in GAAP made or taking effect after the date of the Reference Statement.

(D) Without exception, the Target Net Working Capital Amount shall not be subject to change (including by the Designated Accounting Firm), regardless of whether the items or amounts included therein were recorded in accordance with GAAP.

(E) The determinations of the Estimated Net Working Capital Amount and the Closing Net Working Capital Amount and the resulting payment of any adjustment relating thereto contemplated by Section 2.8(e) and Section 2.8(f) are intended solely to reflect changes between the Closing Net Working Capital Amount and the Target Net Working Capital Amount and any such change can be measured only if the Estimated Net Working Capital Amount and the Closing Net Working Capital Amount and the calculations and determinations thereof (including of Current Assets, Current Liabilities and Net Working Capital) are prepared using the same line items, accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections inclusions, exclusions and valuation and estimation methodologies) as were used and applied in connection with the preparation of the Reference Statement.

(iii) Negative Amounts. For the avoidance of doubt, for purposes of this Agreement, a smaller negative integer (i.e., closer to zero) is always “greater than” a larger negative integer (i.e., further from zero). For example, [-2] is greater than [-10].

(i) The Parties hereby acknowledge and agree that the Escrow Account shall be Buyer’s sole recourse with respect to, and the exclusive source of funds for, any payments required to be made (i) pursuant to this Section 2.8, including in the event that the Purchase Price Overpayment exceeds the Escrow Amount or (ii) otherwise by the Stockholder Representative or any stockholder of the Company to Buyer or any other Buyer Indemnitee (other than in the case of Actual Fraud).

Section 2.9 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, holders of Share Certificates who have properly exercised, perfected and not subsequently withdrawn or lost their appraisal rights with respect to their Shares in the Merger in accordance with Section 262 of the Act (the “Dissenting Shares”) shall not have any of such Shares converted into the right to receive, or become exchangeable for, the consideration they would otherwise receive in respect thereof hereunder. The holders of such Dissenting Shares shall instead have their Dissenting Shares converted at the Effective Time into the right to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the Act unless and until such holders fail to perfect or shall have effectively withdrawn or lost their dissenters’ rights and right to payment under Section 262 of the Act. If, after the Effective Time, any such holder fails to perfect or shall have effectively withdrawn or lost such right, each such holder’s Dissenting Shares shall thereupon be treated as if it had been converted into the right to receive and become exchangeable for, at the Effective Time, the applicable consideration to which it otherwise would be entitled to receive in respect thereof (without interest) hereunder in accordance with the terms and conditions hereof. The Company shall deliver prompt written notice to Buyer of any demands for appraisal of any Shares or any attempted withdrawal of any such demand for appraisal and any other instrument served pursuant to the Act and received by the Company relating to the rights to be paid the fair value or demand for appraisal of any Shares, and Buyer shall have the right to participate in all negotiations and proceedings with respect to any such demands. Prior to the Closing, the Company shall not voluntarily make, or agree to make, any payment with respect to any demand for appraisal with respect to any Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands, without the prior written consent of Buyer.

Section 2.10 Withholding. The Company and any of its Subsidiaries, Buyer, the Escrow Agent and the Paying Agent shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement any amounts that are required under the Code or any applicable Law to be deducted and withheld; provided, however, that the applicable withholding agent shall give the applicable payee notice of the intended deduction or withholding a commercially reasonable period of time before such deduction or withholding is required. To the extent that any such amounts are so deducted or withheld, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The applicable withholding agent will pay timely or cause to be paid any amounts withheld pursuant to this Section 2.10 for applicable Taxes to the appropriate Governmental Authority.

Section 2.11 Restrictions on Transferof Post-Closing Payments. The right of each Stockholder to receive any amounts pursuant to the terms of this Agreement following the Closing, including any portion of the Representative Holdback Amount pursuant to Section 9.21(g), any portion of any Purchase Price Underpayment pursuant to Section 2.8(e) or any other distribution from the Escrow Account, may not be Transferred by any Stockholder, except pursuant to a Permitted Transfer.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Buyer and Merger Sub the following as of the date hereof and as of the Closing Date, except as set forth in the Disclosure Schedule. Capitalized terms used in the Disclosure Schedule and not otherwise defined therein have the meanings given to them in this Agreement.

Section 3.1 Organization and Qualification. Each Group Company is a Person duly organized, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of such Group Company’s organization. Each Group Company has the requisite power and authority to own, lease and operate its properties and assets as they are now being owned, leased and operated and to carry on its business as it is now being conducted. Each Group Company is duly qualified or licensed to do business, and is in good standing (if applicable), in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Company Material Adverse Effect. True and complete copies of the Governing Documents of each Group Company, as in effect as of the date hereof, have been heretofore made available to Buyer, and no Group Company is in material violation of any provision of such Governing Documents.

Section 3.2 Capitalization of the Group Companies.

(a) Schedule 3.2(a) sets forth the authorized, issued and outstanding capital stock of the Company as of the date hereof. As of the date hereof, all of the Shares are held of record by the Stockholders in the amounts as set forth on Schedule 3.2(a). All of the issued and outstanding Shares of the Company have been duly authorized and are validly issued, fully paid and non-assessable. The Shares represent all of the issued and outstanding capital stock of the Company as of the date hereof. Except as set forth on Schedule 3.2(a), there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or to sell any shares of capital stock or other securities of the Company or any securities, interests or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company, and no securities or obligation evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations to holders that have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the equityholders of the Company on any matter. Schedule 3.2(a) lists all obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire shares of capital stock of, or other interests in, the Company.

(b) No Group Company, directly or indirectly, owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity or similar interest in, any Person (other than the Subsidiaries of the Company in the case of the Company). Schedule 3.2(b) sets forth the name and jurisdiction of formation or organization (as applicable) of each Subsidiary of the Company (each, a “Company Subsidiary” and, collectively, the “Company Subsidiaries”), and the authorized, issued and outstanding equity securities of each such Company Subsidiary, and the owner(s) of such equity securities. All outstanding equity securities of each Company Subsidiary (except to the extent such concepts are not applicable under the applicable Law of such Company Subsidiary’s jurisdiction of formation or other applicable Law) have been duly authorized and validly issued, are free and clear of any preemptive rights (except to the extent provided by applicable Law and other than such rights as may be held by any Group Company), restrictions on transfer (other than restrictions under applicable federal, state and other securities Laws), or Liens (other than Permitted Liens), and are owned, beneficially and of record, by another Group Company. Except as set forth on Schedule 3.2(b), (i) there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or to sell any shares of capital stock or other securities of any Company Subsidiary or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire, any securities of any Company Subsidiary, and no securities or obligation evidencing such rights are authorized, issued or outstanding, (ii) no Company Subsidiary has outstanding any bonds, debentures, notes or other obligations to holders which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the equityholders of any such Company Subsidiary on any matter and (iii) no other securities of any Company Subsidiaries are outstanding. Schedule 3.2(b) lists all obligations, contingent or otherwise, of each Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, each such Company Subsidiary.

Section 3.3 Authority; Enforceability.

(a) The Company has all necessary power, capacity and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder, and, subject to the adoption of the agreement of merger (as such term is used in Section 251 of the Act) contained in this Agreement by the holders of a majority of the outstanding Shares prior to the consummation of the Merger and the filing of the Certificate of Merger with the Secretary of State of Delaware, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Ancillary Documents to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by the board of directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby or to perform its obligations hereunder, other than, with respect to completion of the Merger, the adoption of the agreement of merger (as such term is used in Section 251 of the Act) contained in this Agreement by the holders of a majority of the outstanding Shares prior to the consummation of the Merger and the filing of the Certificate of Merger with the Secretary of State of Delaware. This Agreement has been, and the Ancillary Documents to which it is a party, when entered into by the Company, will be, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, this Agreement constitutes, and the Ancillary Documents to which the Company is a party, when entered into by the Company, will constitute, the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except (a) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (b) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

(b) The Company’s board of directors (at a meeting or meetings duly called and held) has unanimously (i) determined that the Merger is advisable and fair to and in the best interests of, the stockholders of the Company, (ii) approved and declared advisable this Agreement, including the agreement of merger (as such term is used in Section 251 of the Act) contained in this Agreement, and (iii) resolved to recommend the adoption of the agreement of merger (as such term is used in Section 251 of the Act) contained in this Agreement by the stockholders of the Company.

(c) The Stockholder Consent, which constitutes the approval of the holders of a majority of the issued and outstanding Common Stock of the Company as of its date, is the only vote of the holders of any class or series of the Company’s capital stock or other securities necessary to adopt this Agreement and approve the transactions contemplated by this Agreement, including the Merger.

Section 3.4 Financial Statements; No Undisclosed Material Liabilities.

(a) All of the Company’s Subsidiaries are consolidated for accounting purposes. Attached hereto as Schedule 3.4(a) are true and complete copies of the following financial statements (the “Financial Statements”): (i) the audited consolidated balance sheet of the Company as of December 31, 2017, 2016 and 2015 (the “Audited Balance Sheet”), and the related audited consolidated statements of income, stockholders’ equity and cash flows of the Company for the fiscal years then ended, together with the related notes thereto and auditors’ reports thereon (collectively, the “Audited Financial Statements”); and (ii) the unaudited consolidated balance sheet of the Company (the “Interim Balance Sheet”) as of March 31, 2018 (the “Balance Sheet Date”) and the related unaudited consolidated statement of income, stockholders’ equity and cash flows of the Company for the 3-month period then ended (the “Unaudited Financial Statements”). Except as may be indicated in the notes thereto and except for the Unaudited Financial Statements, which are subject to normal year-end audit adjustments and do not contain all footnotes required under GAAP, in each case, that if presented, would not differ materially from those presented in the Audited Financial Statements, each of the Financial Statements were prepared in accordance with GAAP and present fairly in all material respects the consolidated financial position of the Group Companies as of the respective dates and the results of operations for the periods then ended.

(b) The Group Companies have implemented and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Group Companies maintain accurate books and records reflecting their assets and liabilities and maintain systems of internal accounting controls over financial reporting sufficient to provide reasonable assurances that: (i) transactions are executed with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of its financial statements in accordance with GAAP applied on a consistent basis and to maintain accountability for its assets; (iii) access to its assets is permitted only in accordance with management’s general or specific authorization; (iv) the reporting of its assets is compared with existing assets at regular intervals and appropriate actions are taken with respect to any differences; and (v) accounts, notes and other receivables and inventory are recorded accurately, and procedures are implemented to effect the collection thereof on a current and timely basis.

(c) The Group Companies have not incurred any liabilities or obligations of any nature or type, whether known or unknown, fixed or contingent, manifested or unmanifested, other than (i) liabilities provided for or reflected in the Financial Statements, (ii) liabilities disclosed in Schedule 3.4(c), (iii) liabilities incurred in the ordinary course of business since the Balance Sheet Date consistent with past practice, (iv) liabilities incurred in connection with the negotiation and execution of this Agreement, the Ancillary Documents or the consummation of the transactions contemplated hereby or thereby to the extent included in Transaction Expenses, or (v) other undisclosed liabilities that are not, individually or in the aggregate, material to the Group Companies, taken as a whole.

(d) From January 1, 2014 through the date of this Agreement, (i) none of the Company, any of its Subsidiaries or any director, officer, or auditor of the Company or any of its Subsidiaries has received, or otherwise had or obtained knowledge of, any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the board of directors of the Company or any committee thereof or to any director or officer of the Company.

Section 3.5 Consents and Approvals; No Violations.

(a) Assuming the truth and accuracy of the representations and warranties of Buyer set forth in Article 4, neither the execution, delivery, performance or compliance with the terms and conditions of this Agreement or the Ancillary Documents (to which the Company is a party) by the Company nor the consummation by the Company of the transactions contemplated hereby or thereby will, in each case, require any filing with or waiver, license, authorization, notice, consent or approval from any Governmental Authority, other than (i) compliance with any applicable requirements of the HSR Act, any other applicable Antitrust Law, the applicable requirements of the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder (the “Exchange Act”), (ii) filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or (iii) where the failure to make such filing or obtain such waiver, license, authorization, consent or approval would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

(b) Neither the execution, delivery, performance or compliance with the terms and conditions of this Agreement or the Ancillary Documents (to which the Company is a party) by the Company nor the consummation by the Company of the transactions contemplated hereby or thereby will, in each case, (i) conflict with, violate, result in any breach of, or constitute a default under any provision of the Governing Documents of any Group Company, (ii) result in the creation or imposition of any Lien other than Permitted Liens on any properties or assets of the Group Companies, (iii) assuming compliance with the matters referred to in Section 3.5(a), violate or conflict with any Law applicable to any Group Company or by which any of their respective properties or assets are bound or affected, or (iv) result in any violation or breach of or constitute (with or without notice or lapse of time or both) a default under, or give rise to any additional rights of termination, amendment, acceleration, revocation or cancellation or require any approval, notice or consent under, any Contract (including any Material Contract) to which any Group Company is a party or by which any Group Company may be bound or terminate or result in the termination or modification of any such Contract, or require any Group Company to make any payment under any such Contract, except in any such case under clauses (iii) or (iv) of this Section 3.5(b) for any such violations, conflicts, breaches, defaults, terminations, amendments, accelerations, revocations, cancellations or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.6 Material Contracts. Schedule 3.6 includes a true and complete list, as of the date hereof, of all Material Contracts, and, except as set forth in Schedule 3.6, (i) each Material Contract is in full force and effect and is a valid and binding agreement of the applicable Group Company, enforceable against the applicable Group Company in accordance with its terms and, to the knowledge of the Company, is a valid and binding agreement of each other party thereto, enforceable against each other party thereto, in accordance with its terms, and (ii) with respect to each such Material Contract, (A) the applicable Group Company is not in material breach or material violation thereof, or material default thereunder (or is not alleged to be in material breach or material violation thereof, or material default thereunder) and, to the knowledge of the Company, each other party thereto is not in material breach or material violation thereof, or material default thereunder (or, to the knowledge of the Company, is not alleged to be in material breach or material violation thereof, or material default thereunder) and (B) no event or circumstance has occurred and is continuing through any actions or inactions of any Group Company that would result in a material breach or material violation thereof, or material default thereunder. Prior to the date hereof, the Company has made available to Buyer a true and complete copy of each Material Contract (including any amendments, modifications or supplements thereto). For purposes of this Agreement, “Material Contract” shall mean any of the following to which any Group Company is a party:

(a) Contract (other than any Employee Benefit Plan) or series of related Contracts that involve the expenditure, payment or receipt by any Group Company of more than $50,000 in the aggregate during any twelve (12) month period and is not terminable by the applicable Group Company without payment of any penalty on notice of sixty (60) days or less, except for purchase and sale orders entered into in the ordinary course of business;

(b) Contract or indenture relating to Indebtedness or the guarantee of any Indebtedness or to mortgaging, pledging or otherwise placing a Lien on any portion of the assets of any Group Company;

(c) partnership, joint venture, limited liability company or other similar Contract (including any Contract providing for joint research, development or marketing);

(d) Group Company IP Agreements;

(e) Contract or commitment (i) prohibiting any Group Company from freely engaging in any line of business or developing, marketing or distributing products or services, (ii) restricting any Group Company’s ability to compete in any business or geographic territory or during any period of time that would otherwise limit the freedom of Buyer or its Affiliates (including the Surviving Company) from engaging in any line of business after the Effective Time, (iii) containing exclusivity obligations or restrictions binding on any Group Company or that would be binding on Buyer or its Affiliates (including the Surviving Company) after the Effective Time, (iv) involving minimum requirements or a sharing of profits or containing any “most favored nation” provision or granting to any Person a right of first refusal or first offer or an option to purchase, acquire, sell or dispose of any of the property or assets of any Group Company (other than inventory in the ordinary course of business) or (v) prohibiting any Group Company from hiring or soliciting for hire any Person for employment or consultancy or as an independent advisor or that would prohibit Buyer or its Affiliates (including the Surviving Company) from hiring or soliciting for hire any Person for employment or consultancy after the Effective Time;

(f) Contract that relates to (i) the disposition (other than sales of inventory in the ordinary course of business) or acquisition of more than $50,000 in any single transaction of any assets, businesses, securities or properties of any other Person or any real property by any Group Company, or (ii) any acquisition, divestiture, merger or business combination with respect to any Group Company;

(g) lease (whether of real or personal property) or other similar Contract providing for annual rents of $50,000 or more that is not terminable by the applicable Group Company without payment of any penalty on notice of 30 days or less;

(h) sales, distribution, services or other similar Contract providing for the sale, distribution or provision of services by any Group Company, pursuant to which payments are anticipated to be made by a Group Company of more than $50,000 in the aggregate during any twelve (12) month period and which is not terminable by the applicable Group Company without payment of any penalty on notice of thirty (30) days or less, except for purchase and sale orders entered into in the ordinary course of business;

(i) any settlement, consent order or similar Contract relating to the resolution of any Action entered into within the last three years or pursuant to which any Group Company has obligations outstanding;

(j) Contract relating to any interest rate, foreign exchange, derivatives or hedging transaction;

(k) Contract that contains any indemnification rights or obligations, or credit support relating to such indemnification rights or obligations, other than any of such indemnification rights or obligations incurred in the ordinary course of business;

(l) Contract between or among any Group Company on the one hand and any Stockholder or any Affiliate of a Stockholder (other than the Group Companies) on the other hand;

(m) Contract with any Governmental Authority;

(n) any power of attorney or agency Contract or arrangement with any Person pursuant to which such Person is granted the authority to act for or on behalf of the Company or the Company is granted the authority to act for or on behalf of any Person; or

(o) Contract pursuant to which any Group Company has an obligation to make an investment in or loan to any other Person.

Section 3.7 Absence of Certain Changes or Events. Except as set forth in Schedule 3.7, during the period beginning on the Balance Sheet Date and ending on the date of this Agreement:

(a) no Group Company has amended its Governing Documents;

(b) no Group Company has effected any recapitalization, reclassification, distribution, equity split or like change in its capitalization;

(c) except for the Company’s regular quarterly cash dividends payable by the Company in respect of shares of the Company’s Common Stock, no Group Company has authorized, declared, set aside or paid a dividend on, or made any other distribution in respect of, its equity securities except dividends and distributions by any Company Subsidiary to any of the other Group Companies;

(d) there has not been any Circumstance that has had or would reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect;

(e) no Group Company has incurred or guaranteed any Indebtedness other than in the ordinary course of business substantially consistent with past practices;

(f) no Group Company has created any Lien, other than any Permitted Lien, on any material portion of its properties or assets;

(g) no Group Company has waived any material claims or rights of, or cancelled any Indebtedness to, any Group Company or payment, discharge, compromise or satisfaction of any material liabilities, other than the payment, discharge, compromise or satisfaction of liabilities in the ordinary course of business;

(h) no Group Company has made any material capital investment in, or any material loan to, any other Person, except in the ordinary course of business;

(i) there has been no sale, assignment, transfer, abandonment, dedication to the public domain, encumbrance of, license of, or any other disposal of any Owned Intellectual Property;

(j) each Group Company has conducted its business in the ordinary course substantially consistent with past practices (other than with respect to activities undertaken in connection with the proposed sale of the Company and the negotiation, execution and performance of this Agreement and the Ancillary Documents);

(k) no Group Company has modified in any material respect or terminated any material insurance coverage naming any Group Company as a beneficiary or loss payee;

(l) no Group Company has suffered any material damage, destruction or other casualty loss with respect to material property owned by the Company or its Subsidiary that is not covered by insurance;

(m) no Group Company has made any material change in its accounting methods, principles or practices except as required by GAAP or by applicable Law;

(n) no Group Company has made any change to, revoked or amended any of its Tax elections;

(o) no Group Company has commenced any Action other than (i) for the routine collection of bills or (ii) in such cases where the Company in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of the business;

(p) no Group Company has sold or transferred any material property or assets owned or used by such Group Company related to its business as presently conducted, other than sales of obsolete assets or assets with de minimis or no book value; and

(q) no Group Company has committed or agreed to take any of the foregoing actions except as otherwise contemplated by this Agreement.

Section 3.8 Absence of Litigation. Except as set forth in Schedule 3.8, from January 1, 2014 through the date of this Agreement, there has been no Action pending at Law or in equity or, to the knowledge of the Company, threatened in writing against (a) any Group Company or any properties, assets or rights of any Group Company or (b) any officer or employee of any Group Company acting in his or her capacity as such who has a right to seek indemnification from the applicable Group Company, in each case before any arbitrator or Governmental Authority, that, if determined adversely to the Group Companies would or would be reasonably likely to result in liabilities in excess of $100,000 or, with respect to damages other than monetary damages, have a Company Material Adverse Effect.

Section 3.9 Compliance; Permits.

(a) Since January 1, 2014, (i) no Group Company has been conducting its business in violation in any material respect of any Law or Order applicable to it or by which it or any of its properties is bound or affected, (ii) through the date of this Agreement, no Group Company has received any written notice from any Governmental Authority or other Person with respect to the operation of the business of any Group Company or the ownership or use of any of their assets claiming any violation or alleged violation of any Law or Order and (iii) no Group Company is subject to any consent decree from any Governmental Authority.

(b) The Group Companies hold all material permits, licenses, certificates, registrations, consents, orders, franchises, approvals or other similar authorizations issued, granted or approved by any Governmental Authority necessary for the lawful conduct of their respective businesses as presently conducted, together with all renewals or modifications thereof (collectively, the “Permits”), and all such Permits are valid and in full force and effect either pursuant to its terms or by operation of law. No outstanding written notice of revocation, cancellation or suspension of any Permit has been received by any Group Company. There are no Actions pending or, to the knowledge of the Company, threatened that seek to revoke, cancel or suspend any Permit. No Governmental Authority has given any Group Company written notice that it intends not to renew any Permit. No Group Company is in material default or material violation of any Permit to which it is a party.

(c) The operations of the Group Companies are and have been conducted in material compliance with all applicable financial recordkeeping and reporting requirements, and anti-money laundering Laws. To the knowledge of the Company, no Action by or before any court or Governmental Authority involving any Group Company with respect to such anti-money laundering Laws has been or is pending or threatened.

(d) The Group Companies have complied, and currently are in compliance, in all material respects, with all applicable economic sanctions Laws, including, but not limited to, the U.S. economic sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”). None of the Group Companies nor any of their directors or officers, nor, to the knowledge of the Company, any employee or agent acting for or on behalf of the Group Companies, is an individual or entity designated on, or is owned or controlled by any Person that is designated on, any list of sanctioned parties maintained by the United States, including the list of Specially Designated Nationals and Blocked Persons maintained by OFAC or located, organized or resident in a country or territory that is the subject of OFAC administered sanctions (including Crimea, Cuba, Iran, North Korea, and Syria). None of the Group Companies have participated in any transaction involving such a designated Person, or any country or territory subject to comprehensive sanctions imposed by the United States. None of the Group Companies have received any written notice alleging any violation or conducted any internal investigation with respect to, or made any voluntary or involuntary disclosure to a Governmental Authority concerning, any actual or alleged violation of, nor have they violated any applicable economic sanctions Laws.

(e) Since January 1, 2014, no Group Company nor, to the knowledge of the Company, any third parties acting on behalf of any Group Company: (i) has been in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the United Kingdom Bribery Act 2010, or any other Law relating to bribery or corruption (collectively, including the FCPA, the “Anticorruption Laws”), (ii) has offered, paid, given, promised to pay or give, or authorized the payment or gift of anything of value, directly or indirectly, to any Government Official, in each case, for purposes of (A) influencing any act or decision of any Government Official in such Government Official’s official capacity, (B) inducing such public official to do or omit to do any act in violation of such official’s lawful duty, or (C) securing any improper advantage, (iii) has used or caused to be used, directly or indirectly, any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (iv) has made or caused to be made, directly or indirectly, any unlawful payment to any Government Official; or (v) is or has ever been a Government Official.

(f) The Group Companies and, to the knowledge of the Company, any and all distributors of Company Products, in each case acting for or on behalf of any Group Company, have (i) complied with all applicable Laws related to the sale, marketing, promotion or export of goods and services promulgated or enforced by the Office of Foreign Assets Control in the United States Department of the Treasury, by the United States Department of Commerce, or by the U.S. Customs and Border Protection (the “Trade Laws”) and (ii) made reasonable efforts to ensure that no products have been sold directly or indirectly to any entity where such sales are, or were at any time during the previous four years, prohibited by these Trade Laws or other regulations.

(g) No Group Company has received written notice that it has been the subject of any investigation, complaint or claim of any violation of any Trade Law, Anticorruption Laws, or any similar applicable Law by any Governmental Authority, nor to the knowledge of the Company have there been any allegations, investigations (formal or informal), inquiries, Actions, charges, or proceedings with regard to any violation or potential violation of the any of the foregoing laws by any Group Company, nor any of their respective directors, officers, employees, shareholders, agents, or any other Person, in each case acting for or on behalf of any Group Company.

(h) All of the issued and outstanding Shares of the Company were issued in all material respects in accordance with the registration or qualification requirements of the Securities Act of 1933, as amended.

Section 3.10 Employee Benefit Plans; Employment Agreements.

(a) Schedule 3.10(a) lists all Employee Benefit Plans. With respect to each Employee Benefit Plan, the Company has provided or made available to Buyer or its counsel a true and complete copy, to the extent applicable, of: (i) each Employee Benefit Plan which has been reduced to writing, or a summary thereof if not reduced to writing, and all amendments thereto, including, without limitation, all plan documents, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent annual report and accompanying schedules; (iii) the current summary plan description and any material modifications thereto; (iv) the most recent annual financial and actuarial reports; (v) the most recent determination letter received by the Group Companies from the IRS regarding the tax-qualified status of such Employee Benefit Plan, and (vi) the most recent written results of all required compliance testing.

(b) Other than as required under Section 601 et seq. of ERISA and Section 4980B of the Code and except as set forth in Schedule 3.10(b) (each Employee Benefit Plan set forth in Schedule 3.10(b) being a “Retiree Medical Plan”), no Employee Benefit Plan that is an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA provides benefits or coverage following retirement or other termination of employment to employees of any Group Company and dependents of such employees. The Group Companies have reserved the right to amend, terminate or modify at any time all Retiree Medical Plans, and there have been no communications to employees or former employees which could reasonably be interpreted to promise or guarantee such employees or former employees retiree health or life insurance or other retiree death benefits on a permanent basis.

(c) No Employee Benefit Plan is (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA, or (ii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, and none of the Group Companies, or any ERISA Affiliate has withdrawn at any time within the preceding six years from any multiemployer plan, or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to any Group Company. There has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code and not otherwise exempt under Section 408 of ERISA or Section 4975(d) of the Code with respect to any Employee Benefit Plan that would reasonably be expected to, individually or in the aggregate, result in material liability to the Group Companies. All Employee Benefit Plans have been established, administered, funded and maintained in all material respects in accordance with their terms and are in compliance in all material respects with the requirements prescribed by applicable Laws, including ERISA and the Code. Each Employee Benefit Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has received a favorable determination letter or is subject to an advisory opinion from the Internal Revenue Service, or is within the applicable remedial amendment period under Section 401(b) of the Code for purposes of obtaining an updated favorable determination letter, and nothing has occurred with respect to the operation of any such plan which could reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code. No stock or other securities issued by any Group Company forms or has formed any part of the assets of any Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code. All contributions required to be made in the last five years under the terms of any Employee Benefit Plan have been made timely or have been reflected on the Audited Financial Statements.

(d) Schedule 3.10(d) sets forth each Employee Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code (each, a “Pension Plan”). With respect to each Pension Plan: (i) the Company has provided or made available to Buyer copies of the most recent actuarial valuation report prepared for each Pension Plan, (ii) the assets and liabilities in respect of the accrued benefits as set forth in the most recent actuarial valuation report prepared by the Pension Plan’s actuary fairly present the funded status of such Pension Plan in all material respects, (iii) since the date of such valuation report there has been no material change in the funded status of any such Pension Plan, (iv) no reportable event within the meaning of Section 4043(c) of ERISA has occurred, (v) all premiums to the Pension Benefit Guaranty Corporation (“PBGC”) have been timely paid in full, (vi) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by any Group Company, and (vii) the PBGC has not instituted proceedings to terminate any such Pension Plan and, to the knowledge of the Company, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Pension Plan.

(e) No event has occurred and no condition exists that would subject any Group Company by reason of its affiliation with any ERISA Affiliate to any (i) Tax, penalty, fine, (ii) lien, or (iii) other liability imposed by ERISA, the Code or other applicable Laws, in each case, in respect of any employee benefit plan maintained, sponsored, contributed to, or required to be contributed to by any ERISA Affiliate (other than a Group Company).

(f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in combination with any other event) will: (i) result in any payment by any Group Company becoming due to any current employee or former employee or individual service providers of such Group Company or in respect of any Employee Benefit Plan, (ii) increase any benefits otherwise payable under any of the Employee Benefit Plans, (iii) result in the acceleration of the time of payment or vesting of any benefits provided under any of the Employee Benefit Plans, or (iv) result in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or section 4975 of the Code. No person is entitled to receive any additional payment (including any tax gross-up or other payment) from any Group Company as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code.

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) result in the payment of any amount that would, individually or in combination with any other such payment, be an “excess parachute payment” within the meaning of Section 280G of the Code.

(h) Other than routine claims for benefits, there are no suits, actions, audits, voluntary compliance requests or other proceedings pending or, to the knowledge of the Company, threatened against or otherwise involving any Employee Benefit Plan (or the fiduciaries of any such Employee Benefit Plan in their capacity as such) that could subject any Group Company to any judgment, fine, penalty, Tax or liability under the Code or ERISA. No Employee Benefit Plan is presently under audit or examination (nor has written notice been received of a potential audit or examination) by any Governmental Authority.

(i) Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is in documentary compliance with, and has been administered in compliance with, Section 409A of the Code.

(j) Each Employee Benefit Plan that is subject to the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (the “Affordable Care Act”) has been established, maintained and administered in compliance in all material respects with the requirements of the Affordable Care Act. No Group Company has attempted to maintain the grandfathered health plan status under the Affordable Care Act of any Employee Benefit Plan.

(k) All Employee Benefit Plans subject to the laws of any jurisdiction outside of the United States (i) have been maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment, meet all requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

Section 3.11 Environmental Matters.

(a) Each Group Company has obtained and is in compliance with all material permits and approvals that are currently required under all Environmental Laws for the conduct by such Group Company of its business (“Environmental Permits”). Each such Environmental Permit remains in full force and effect in all material respects and no Group Company has received in the last five years any written notice that any such Environmental Permit will not be issued or renewed with terms and conditions that are consistent with the present operations of the businesses conducted by each Group Company.

(b) The operation of the business conducted by each Group Company is in compliance in all material respects with all applicable Environmental Laws. Since January 1, 2014, no Group Company has received any unresolved written communication from any Governmental Authority or Person alleging that any of the Group Companies is not in compliance in all material respects with any Environmental Laws, and to the knowledge of the Company, there are no circumstances or conditions at any Owned Real Property, Leased Real Property or business of any of the Group Companies or resulting from any of the Group Companies’ operations that could reasonably be expected to result in noncompliance with Environmental Laws in all material respects or may prevent or interfere with compliance in all material respects with Environmental Laws in the future. Without in any way limiting the generality of the foregoing, except as specifically identified in Schedule 3.11(b), there are no underground storage tanks located at, on, in or under any property owned, leased, operated or used by any of the Group Companies, there is no asbestos contained in or forming part of any building, building component, structure or office space owned, leased, operated or used by any of the Group Companies, and no polychlorinated biphenyls (PCBs) or PCB-containing items or materials are used or stored at any property owned, leased, operated or used by any of the Group Companies, and none of the Group Companies has any liability for any on-site or off-site locations where any of the Group Companies has stored, disposed or arranged for the disposal of Hazardous Substances.

(c) There is no Environmental Claim pending or, to the knowledge of the Company, threatened against any of the Group Companies or against any Person whose liability for any Environmental Claim any of the Group Companies has retained or assumed either contractually or by operation of law, and all past Environmental Claims have been finally and fully resolved. There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release, emission, discharge, presence or disposal of any Hazardous Substances that could form the basis of any Environmental Claim against any of the Group Companies, or against any Person whose liability for any Environmental Claim any of the Group Companies has retained or assumed either contractually or by operation of Law, or otherwise result in any costs or liabilities under Environmental Law.

(d) The Company has made available to Buyer complete and correct copies of all environmental reports, audits, memoranda, studies, assessments, sampling data and other material environmental information (including, without limitation, Phase I Environmental Site Assessments, including any figures and appendices) in the Company’s possession, custody or control relating to Hazardous Substances, Environmental Claims, or other environmental matters pertaining to or the environmental condition of information for the Owned Real Property, Leased Real Property or business of any of the Group Companies, or the compliance (or noncompliance) by any of the Group Companies with Environmental Laws that have been prepared in the last five years.

(e) Neither the Company nor any of the Group Companies is required by any Environmental Law or by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, (i) to perform a site assessment for Hazardous Substances, (ii) to remove or remediate Hazardous Substances, (iii) to give notice to or receive approval from any Governmental Authority or other Person, or (iv) to record or deliver to any Person any disclosure document or statement pertaining to environmental matters.

Section 3.12 Intellectual Property.

(a) The Group Companies (x) exclusively own, or (y) validly license or otherwise have the valid right to use, free and clear of all Liens except for Permitted Liens, the Intellectual Property Rights, used in, held for use in, or necessary for the conduct of the business of the Group Companies as currently conducted and as currently contemplated to be conducted (collectively, the “Group Company IP Rights”). Schedule 3.12(a) sets forth a list of all (i) patents and patent applications, trademark registrations and applications, registered copyrights and copyright applications and Internet domain names included in the Owned Intellectual Property (the “Registered IP”). All of the Registered IP is subsisting, valid and enforceable. The Group Companies have taken all necessary actions to maintain and protect each item of Registered IP, including the timely payment of all registration, maintenance and renewal fees in respect thereof and the secrecy and confidentiality of any trade secrets or other confidential information of the Group Companies.

(b) There is no pending (or to the knowledge of the Company threatened) claim against any Group Company by any third party contesting the use or ownership of any Owned Intellectual Property, challenging the validity or enforceability of any Owned Intellectual Property, or alleging that any Group Company is diluting, infringing, misappropriating or violating any Intellectual Property Rights of a third party (including any unsolicited offers to license Intellectual Property rights or any “cease and desist” letters). Since January 1, 2014, neither the conduct of the business of the Group Companies as previously or currently conducted has not, does not, and will not conflict with, dilute, infringe, misappropriate, or violate, nor will the use of the Owned Intellectual Property conflict with, dilute, infringe, misappropriate, or violate, any Intellectual Property Rights of any third party. To the knowledge of the Company, no Person has infringed, misappropriated, or violated any right to, or is currently infringing, misappropriating, or violating any right to, any Owned Intellectual Property. No employee, contractor or consultant of a Group Company has misappropriated any trade secrets or other confidential information of any other Person in the course of the performance of his or her duties.

(c) Schedule 3.12(c) sets forth a list of all material agreements pertaining to the Group Company IP Rights, other than agreements for the use of Desktop Software (collectively, the “Group Company IP Agreements”). No Group Company is in default in any material respect under any Group Company IP Agreement. The consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not alter or impair the Groups Companies’ rights in or to any Group Company IP Rights.

(d) The Group Companies have taken all steps necessary and appropriate (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to protect the integrity and security of the Computer Systems and the information stored therein (including all Personal Data, trade secrets and other confidential information owned, collected, protected or maintained by the Company) from misuse or unauthorized use, access, disclosure or modification by third parties. The Computer Systems (i) are adequate for the operation of the business of the Group Companies as currently conducted, and (ii) perform in material conformance with their documentation and are free from any material defect, “back door,” virus or Trojan horse. The Group Companies have purchased a sufficient number of license seats based on the current number of employees of the Group Companies and the current operation of their respective businesses for all software used or relied on in the conduct of such businesses used under license from a third party.

(e) To the knowledge of the Company, no Group Company is under investigation by any Governmental Authority for any actual or potential violation of any Data Protection Law. No action, investigation or proceeding is pending or, to the knowledge of the Company, threatened against the any Group Company alleging to any actual or potential security breach or violation of any Data Protection Law.

Section 3.13 Labor Matters.

(a) Except as set forth in Schedule 3.13, no Group Company is a party to any collective bargaining agreement or other labor union contract applicable to employees of such Group Company. Additionally, (i) there is no unfair labor practice charge or complaint pending before any applicable Governmental Authority relating to any Group Company or any employee thereof; (ii) there is no labor strike, material slowdown or material work stoppage or lockout pending or, to the knowledge of the Company, threatened against any Group Company, and no Group Company has experienced any strike in the last five years, material slowdown or material work stoppage, lockout or other collective labor action by or with respect to its employees; (iii) there is no representation claim or petition pending before any applicable Governmental Authority, and to the knowledge of the Company no question concerning representation exists relating to the employees of any Group Company; and (iv) the Company is not aware of any charges with respect to or relating to any Group Company pending before any applicable Governmental Authority responsible for the prevention of unlawful employment practices.

(b) Each Group Company is in compliance in all material respects with all applicable Laws relating to employment of labor, including, without limitation, all applicable Laws relating to wages, hours, overtime, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees and independent contractors, and the collection and payment of withholding and/or social security Taxes. Each Group Company has met in all material respects all requirements required by Law or regulation relating to the employment of foreign citizens, and none of the Group Companies currently employs, or has ever employed, any Person who was not permitted to work in the jurisdiction in which such Person was employed.

(c) None of the Group Companies is delinquent in payment to any of its current or former directors, officers, employees, consultants or other service providers for any wages, fees, salaries, commissions, bonuses, or other direct compensation for service performed by them or amounts required to be reimbursed to such directors, officers, employees, consultants and other service providers or in payments owned upon any termination of such person’s employment or service.

(d) None of the Group Companies has effectuated a “plant closing” or “mass layoff” (as defined in the United States Worker Adjustment and Retraining Notification Act, or any similar Law) or taken any other action that would trigger notice or liability under any state, local or foreign plant closing notice Law. Each of the Group Companies is, and has been, in compliance with the Worker Adjustment Retraining Notification Act of 1988, as amended and each similar state or local Law.

(e) To the knowledge of the Company, no employee or individual independent contractor of any Group Company is bound by any contract (including licenses, covenants or commitments of any nature) or subject to any judgment, decree or order of any Governmental Authority that would materially interfere with the use of such Person’s best efforts to promote the interests of the Group Companies or that would materially conflict with the Group Companies’ business as currently conducted.

Section 3.14 Insurance. Schedule 3.14 sets forth a true, complete and correct list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by the Group Companies as of the date of this Agreement (the “Insurance Policies”) and includes the carrier, the description of coverage, the limits of coverage, retention or deductible amounts, amount of annual premiums, date of expiration and any pending claims in excess of $25,000. All Insurance Policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid or will have been paid as of the Closing, and no written notice of cancellation or termination has been received by any Group Company within the last three years with respect to any Insurance Policy. Neither any Group Company nor any other party to any Insurance Policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification or acceleration, under any Insurance Policy. There are no material claims by any Group Company in excess of $25,000 pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights. The Company has provided or made available Buyer with true, correct and complete copies of all of the Insurance Policies.

Section 3.15 Tax Matters.

(a) Each Group Company has filed timely with the appropriate federal, state, local and foreign taxing authorities (taking into account applicable extensions) all income and other material Tax Returns required to be filed with respect to such Group Company and has timely paid all income and other material Taxes due and payable by it, including any Taxes that such Group Company was obligated to withhold.

(b) No Group Company is currently the subject of a Tax audit, examination or other proceeding and, to the knowledge of the Company, no such audit, examination or other proceeding is threatened.

(c) No Group Company has granted (nor is any Group Company subject to) any waiver currently in effect of the period of limitations for the assessment of any material Tax.

(d) No Group Company has received from any taxing authority in the last three years any written notice of proposed adjustment, deficiency, underpayment of material Taxes of such Group Company or any other such written notice that has not been satisfied by payment or withdrawn.

(e) No claim has been made in writing in the last five years by any taxing authority in a jurisdiction where any Group Company does not file Tax Returns that any such Group Company is or may be subject to taxation by that jurisdiction.

(f) There are no Tax Liens for a material amount against any of the assets of a Group Company, other than Permitted Liens.

(g) No Group Company has liability under any agreement or arrangement relating to the apportionment, sharing, assignment or allocation of any Taxes, other than any agreement or arrangement arising under Commercial Tax Agreements.

(h) No Group Company has been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(i) No Group Company (i) has ever been a member of a group filing a consolidated federal income Tax Return or any other analogous combined, consolidated or unitary group defined under state, local or foreign income Tax Law other than a group of which the Company is the parent or (ii) has any liability for the Taxes of any Person (other than any other Group Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(j) No Group Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

Section 3.16 Brokers. Except for Brown Gibbons Lang & Company, whose fees and expenses will be included in Transaction Expenses, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Group Company.

Section 3.17 Real Property.

(a) Schedule 3.17(a) sets forth the address and property tax identification number of each parcel of real property owned (the “Owned Real Property”) by the Group Companies. With respect to each parcel of Owned Real Property:

(i) a Group Company has good title to such Owned Real Property, free and clear of all Liens, except Permitted Liens;

(ii) no Group Company has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof;

(iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein;

(iv) no portion of the Owned Real Property is subject to any pending condemnation or eminent domain proceeding by any Governmental Authority, and to the knowledge of the Company, there is no threatened condemnation or other proceeding with respect thereto;

(v) there are no tax reduction proceedings pending with respect to all or any portion of the Owned Real Property; and

(vi) to the knowledge of the Company, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (x) there is no existing breach or default by any party under any easements or restrictive covenants affecting the Owned Real Property which breach or default has not yet been cured, (ii) no Group Company has received written notice of any default under any easements or restrictive covenants affecting the Owned Real Property which default has not yet been cured, and (iii) there does not exist any condition or event that with the lapse of time or the giving of notice, or both, would constitute such a breach or default under any easements or restrictive covenants affecting the Owned Real Property.

(b) The real property demised by the leases described on Schedule 3.17(b) (the “Leased Real Property”) constitutes all of the real property leased from or to the Group Companies. The Leased Real Property leases are in full force and effect in all material respects, and, with respect to those leases under which a Group Company is a tenant, a Group Company holds a valid and enforceable leasehold interest under each such lease, subject to proper authorization and execution of such lease by the other party and the application of any bankruptcy or creditor’s rights laws. The Company has delivered or made available to Buyer complete and accurate copies of each of the leases described on Schedule 3.17(b), including all amendments and guarantees relating thereto. Except as set forth on Schedule 3.17(b), neither the execution nor delivery of this Agreement, nor the consummation of the transactions described herein, nor the fulfillment of or compliance with the terms and conditions hereof, require the consent of any landlords or sublandlords pursuant to any Leased Real Property leases under which a Group Company is a tenant. No Leased Real Property lease is subject to any material defenses, setoffs or counterclaims, and no material obligations of any landlords or sublandlords thereunder are delinquent. No Group Company is (and, to the knowledge of the Company, no other party thereto is) in material default under any Leased Real Property leases. No written notice of any material default under any Leased Real Property lease, which default remains uncured, has been sent or received by any Group Company. No conditions or circumstances exist which, with the lapse of time or the giving of notice, or both, would constitute a material default or breach by any Group Company under any Leased Real Property leases.

(c) Each Owned Real Property and each Leased Real Property under which a Group Company is a tenant is being used in the operation of the business of the Group Companies as currently conducted and is suitable for same, and no other real property is being used or is otherwise reasonably required to operate the business of the Group Companies as currently conducted or is anticipated to be operated pursuant to the terms hereof after the Closing Date. The Group Companies have exclusive possession of each parcel of Owned Real Property and Leased Real Property under which a Group Company is a tenant, other than any occupancy rights granted to third-party owners, tenants or licensees pursuant to agreements with respect to such real property entered in the ordinary course of business. There are no third party contracts in effect to which any Group Company is a party for the performance of any repairs, work, and/or capital improvements at any Owned Real Property or Leased Real Property other than immaterial third party contracts executed in the ordinary course of business, and there is currently no ongoing construction work in, on, or about any Owned Real Property or Leased Real Property other than normal, immaterial maintenance and repairs being performed in the ordinary course of business. There are no leasing commissions due from any Group Company with respect to any Owned Real Property or Leased Real Property.

Section 3.18 Personal Property. The Group Companies have good and valid title to, or in the case of leased property and assets have valid leasehold interests in, all personal property and assets reflected on the Interim Balance Sheet or acquired after the Balance Sheet Date and all of the material tangible assets used in the conduct of the business of any Group Company, in each case, free and clear of all Liens other than Permitted Liens, except for such properties and assets sold since the Balance Sheet Date in the ordinary course of business or where the failure to have such good title or valid leasehold interests would not reasonably be expected to, individually or in the aggregate, be material to the Group Companies, taken as a whole. The assets of the Group Companies include all of the material tangible assets that are used in the operations of the Group Companies as presently conducted and are in the possession or otherwise available to the applicable Group Company. The material tangible assets of the Group Companies, taken as a whole, are in good operating condition and repair and are adequate the uses to which it is being put, normal wear and tear excepted.

Section 3.19 Material Customers and Vendors. Schedule 3.19 sets forth a list of (a) the twenty-five (25) largest customers, original equipment manufacturers, value-added resellers or distributors of the products sold by the Group Companies in terms of revenue dollars to each such customer during (i) the twelve months ended December 31, 2017 and (ii) the four (4) month period ended April 30, 2018 (collectively, the “Material Customers”) and (b) the fifteen (15) largest vendors of the Group Companies in terms of purchases or payments made by the Group Companies during the four (4) months ended April 30, 2018 (the “Material Vendors”). At no time during the one year period prior to the date hereof, other than in the ordinary course of business of the Group Companies consistent with past practices, has there been any written notice or, to the knowledge of the Company, any oral notice, from any Material Customer or Material Vendor that such customer or vendor has terminated, cancelled or adversely modified in any material respect or intends to terminate, cancel or adversely modify in any material respect (including its purchasing activity or the terms applicable to its purchases of any products or services from the Group Companies) whether during such period or in the future any material Contract between any Group Company and any such customer or vendor. There is not pending or, to the knowledge of the Company, threatened, any dispute or Action with any Material Customer or Material Vendor involving amounts in excess of $50,000 individually or in the aggregate. At no time during the one year period prior to the date hereof has there occurred, nor to the knowledge of the Company, is there any reasonable likelihood of, (i) any Material Customer materially decreasing its purchases of services or goods from the Group Companies relative to historical purchasing patterns for reasons primarily related to such customer’s relationship with the Group Companies or (ii) any Material Vendor materially and adversely altering or threatening to adversely alter any of the Groups Companies’ exclusive or preferred purchasing status (if such status existed at any time since the beginning of such one year period) or materially and adversely changing the delivery, payment, discount, rebate or warranty terms that such Material Vendor has made available to the Group Companies during such one year period.

Section 3.20 Transactions with Affiliates. Except for employment relationships and the payment of compensation and benefits in the ordinary course of business, as of the date of this Agreement no Group Company is a party to any Contract with (i) any member, manager, officer, director, employee, or Affiliate of any Group Company, or, to the knowledge of the Company, any stockholder of shares of the Company’s Common Stock, (ii) to the knowledge of the Company, any individual in such member’s, manager’s, officer’s, director’s, employee’s equityholder’s or Affiliate’s immediate family (each such Contract, an “Affiliate Agreement”).

Section 3.21 Bank Accounts. Schedule 3.21 sets forth a true, correct and complete list of (a) the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which any Group Company maintains safe deposit boxes, checking accounts or other accounts of any nature with respect to its business and (b) all such account numbers and the names of all natural Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

Section 3.22 Product Liability; Product Warranties.

(a) Except as set forth on Schedule 3.22(a), there are no Actions pending, or, to the knowledge of the Company, threatened, and since January 1, 2014, no Action seeking recovery against any Group Company in excess of $100,000 has been asserted, in any case alleging that any Group Company has any liability arising out of or relating to any injury to individuals or property as a result of the ownership, possession or use of any products sold, processed, distributed or delivered by any Group Company (the “Company Products”). No Group Company is currently conducting, about to conduct, or contemplating conducting, a recall, field correction or field safety notice of commercially available products. Copies of all material written information relating to serious adverse events, field safety notices, market withdrawal, recalls, field corrections, or other product related adverse events, in each case with respect to the Company Products, have been made available to Buyer.

(b) Except as set forth on Schedule 3.22(b), no Group Company provides warranties with respect to the performance, integrity, design, fitness for a particular purpose or merchantability of any of the products sold, processed, distributed or delivered by the Group Companies since January 1, 2014, and warranties are not extended by the Group Companies to customers of the Group Companies. Except as set forth on Schedule 3.22, the suppliers of products to the Group Companies provide warranties with respect to such products and permit the Group Companies to “pass through” such warranties to their customers upon the sale, distribution or delivery of such products by the Group Companies and no Group Company has taken any action (or failed to take any action) that could reasonably be expected to negate the availability to their respective customers of any “pass through” warranties from the applicable suppliers.

Section 3.23 Conflict Minerals. No Conflict Minerals are necessary to the functionality or production of or are used in the production of any Company Product. “Conflict Minerals” means columbite-tantalite (coltan), cassiterite, gold, wolframite, or their derivatives, which originate in the Democratic Republic of the Congo or any adjoining country thereto, but excludes such minerals that are derived from recycled or scrap sources.

Section 3.24 Exclusivity of Representations and Warranties. Notwithstanding the delivery or disclosure to Buyer or its officers, directors, employees, agents or Representatives of any documentation or other information (including any financial projections or other supplemental data), except for the representations and warranties made by the Company in this Article 3 and in any certificate or other instrument delivered by the Company or the Stockholder Representative pursuant hereto, the Company expressly disclaims any representations or warranties of any kind or nature, whether written or oral, express or implied, as to the condition, value or quality of the securities or businesses or assets of any Group Company, and the Company specifically disclaims any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to such assets, any part thereof, the workmanship thereof, and the absence of any defects therein, whether latent or patent, it being understood that such assets are being acquired “as is, where is” on the Closing Date, and in their present condition, subject to the representations and warranties made by the Company in this Article 3 and in any certificate or other instrument delivered by the Company or the Stockholder Representative pursuant hereto, and Buyer shall rely on its own examination and investigation thereof as well as the representations and warranties of the Company set forth in this Agreement and in any certificate or other instrument delivered by the Company or the Stockholder Representative pursuant hereto. The representations and warranties of the Company contained in this Article 3 are the only representations and warranties made by the Company or any other Group Company in connection with the transactions contemplated by this Agreement and supersede any and all previous written and oral statements, if any, made by the Company, any other Group Company or any of their Representatives.

Section 3.25 Anti-Takeover Laws. No “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws or regulations of any jurisdiction that purports to be applicable to the Company, the Merger or this Agreement, is applicable to the Company, the Merger or this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Buyer represents and warrants to the Company the following as of the date hereof and as of the Closing Date, except as set forth in the Disclosure Schedule.

Section 4.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has the requisite power and authority to carry on its businesses as it is now being conducted. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to carry on its businesses as it is now being conducted.

Section 4.2 Authority. Each of Buyer and Merger Sub has all necessary power, capacity and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Ancillary Documents to which Buyer or Merger Sub is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by Buyer and Merger Sub, as applicable. This Agreement has been, and the Ancillary Documents to which it is a party, when entered into by Buyer and Merger Sub, will be, duly and validly executed and delivered by Buyer and Merger Sub and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, this Agreement constitutes, and the Ancillary Documents to which Buyer or Merger Sub is a party, when entered into by Buyer or Merger Sub will constitute, the legal, valid and binding obligations of Buyer or Merger Sub, as applicable, enforceable in accordance with their terms, except (a) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (b) that the availability of equitable remedies, including, specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 4.3 Consents and Approvals; No Violations.

(a) Assuming the truth and accuracy of the representations and warranties of the Company set forth in Article 3, the execution and delivery by Buyer and Merger Sub of this Agreement do not, and of the Ancillary Documents (to which Buyer or Merger Sub is a party) on the Closing Date will not, and the performance by Buyer or Merger Sub of this Agreement and of the Ancillary Documents (to which Buyer or Merger Sub is a party) will not, in each case require any filing with or approval from any Governmental Authority, other than (i) compliance with any applicable requirements of the HSR Act, any other applicable Antitrust Law, and the applicable requirements of the Exchange Act, (ii) filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or (iii) where the failure to make such filing or obtain such authorization, consent or approval would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

(b) The execution and delivery by Buyer and Merger Sub of this Agreement do not, and of the Ancillary Documents (to which Buyer or Merger Sub is a party) on the Closing Date will not, and the performance by Buyer and Merger Sub of this Agreement and of the Ancillary Documents (to which Buyer or Merger Sub is a party) will not, in each case, (i) violate the Governing Documents of Buyer or Merger Sub, as applicable, (ii) assuming compliance with the matters referred to in Section 4.3, violate or conflict with any Law applicable to Buyer or any of its Subsidiaries, including Merger Sub, or by which any of their respective properties are bound or affected, except in any such case under clause (ii) of this Section 4.3(b) for any such violations or conflicts that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.4 Financial Capability. Buyer has, and will have available to it at the Closing, on an unconditional basis, the financial capability and all sufficient cash on hand (through existing credit agreements and otherwise) necessary and sufficient to complete each of the transactions contemplated hereby and to pay all fees and expenses of or payable by Buyer (including the Transaction Expenses to the extent payable by Buyer as provided in this Agreement), and any other amounts required to be paid by it in connection with the consummation of the transactions contemplated by this Agreement. In no event shall the receipt or availability of any funds or financing by Buyer or any Affiliate or any other financing be a condition to any of Buyer’s obligations under this Agreement.

Section 4.5 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or Merger Sub.

Section 4.6 Absence of Litigation. There is no action, suit, proceeding or claim pending against, or, to the knowledge of Buyer, threatened against Buyer or Merger Sub, in each case before any arbitrator or Governmental Authority, which in any manner challenges or seeks to prevent, enjoin, materially alter or materially delay the consummation by Buyer or Merger Sub of the transactions contemplated by this Agreement.

Section 4.7 Purchase for Investment; Investigation. Buyer is acquiring the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer (either alone or together with its Representatives) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment. Buyer is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of investments such as the Shares as contemplated hereunder. Buyer (a) has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Group Companies, and (b) has been furnished with or given full access to such key employees, documents, facilities and other information about the Group Companies and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby. Buyer has received all materials relating to the business of the Group Companies that it has requested and has been afforded the opportunity to obtain any additional information necessary to verify the accuracy of any such information or of any representation or warranty made by the Company herein or to otherwise evaluate the merits of the transactions contemplated hereby. The Company has answered, and the Company has caused the other Group Companies to answer, to Buyer’s satisfaction all inquiries that Buyer and its Representatives have made concerning the business of the Group Companies or otherwise relating to the transactions contemplated hereby.

ARTICLE 5

COVENANTS

Section 5.1 Conduct of Business of the Group Companies. Except as expressly contemplated by this Agreement (including the last sentence of this Section 5.1), from and after the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company (i) shall cause each Group Company to (A) conduct its business in the ordinary and regular course substantially consistent with the manner heretofore conducted and (B) preserve substantially intact its business organization and to preserve in all material respects the present commercial relationships with key Persons with whom it does business and (ii) except as set forth on Schedule 5.1 or with the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), shall not, and shall not permit any Group Company to, do any of the following (whether directly or indirectly by merger, consolidation or otherwise):

(a) enter into (excluding extensions at the end of a term or, with respect to Contracts with customers and suppliers, in the ordinary course of business consistent with past practices), terminate, amend, transfer, fail to renew, modify waive any rights under or discharge any other party of any obligation under, any Material Contract;

(b) declare, set aside or pay a dividend on, or make any other distribution in respect of, its equity securities except (i) dividends and distributions by any Company Subsidiary to any of the other Group Companies, (ii) dividends or distributions made or paid in Cash and Cash Equivalents prior to the Adjustment Time and (iii) other than the dividend contemplated by Section 2.2(c);

(c) (i) issue, sell, transfer, pledge, grant, dispose of, encumber or deliver any securities of any class, (ii) issue, sell, grant or deliver any securities convertible into or exercisable or exchangeable for, or options, warrants, calls, phantom shares, profit participation or other rights to purchase, subscribe for otherwise acquire, voting or other securities of any class or (iii) adjust, split, distribute, combine or reclassify any of its securities;

(d) redeem, purchase or otherwise acquire any outstanding equity interests of the Company or of any of the Group Companies that are not wholly owned, directly or indirectly, by the Company;

(e) acquire or agree to acquire in any manner any business or any corporation, partnership, association or other business organization or division thereof of any other Person (including by merger or consolidation with or into, the purchase of more than 50% of the equity interests in, or the purchase of all or substantially all of the assets of, any such Person);

(f) sell, assign, transfer, license, abandon, pledge, encumber, dedicate to the public domain or otherwise dispose of any Owned Intellectual Property;

(g) adopt any amendments to their respective Governing Documents;

(h) merge or consolidate with or into any other Person;

(i) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization of any Group Company;

(j) incur, make or commit to make any growth-related capital expenditures in excess of $150,000 in the aggregate from and after January 1, 2018;

(k) except as required by the terms of any Employee Benefit Plan as in effect on the date hereof, (i) enter into or agree to enter into any employment, consultancy, tax gross-up, equity or equity-based compensation, severance, bonus, retention, deferred compensation, change of control or other compensatory agreement with any director, officer, employee or individual independent contractor of a Group Company (or materially amend any existing agreement), (ii) establish, materially amend, terminate, enter into, adopt or institute any material increase in any benefit provided under any Employee Benefit Plan, or any employee benefit plan, agreement, policy or program that, if in effect on the date of this Agreement, would be an Employee Benefit Plan; provided, that the Company and each Group Company shall timely fund or otherwise make all required contributions, including installment contributions, necessary to satisfy the minimum funding standards under Section 302 of ERISA and Section 412 of the Code that apply to any Employee Benefit Plans and timely satisfy all contribution and benefit payment obligations relating to each Employee Benefit Plan that provides post-retirement welfare benefits for former employees and their covered dependents, (iii) grant any new, accelerate the vesting or payment of any, or make any changes in wages, salary or other compensation with respect to any director, officer, employee or individual independent contractor of any Group Company, (iv) fund or otherwise make any contributions to any Employee Benefit Plan or any trust (or similar funding vehicle) in respect of any Employee Benefit Plan, (v) hire, engage or terminate without “cause” any director, officer, employee or individual independent contractor of any Group Company, (vi) make, forgive or discharge in whole or in part, any loans or advances to any current or former director, officer, employee, or individual independent contractor of any Group Company (other than making routine business expense advances in the ordinary course of business, consistent with past practice), or (vii) establish, adopt, amend or terminate any collective bargaining agreement;

(l) mortgage, pledge or subject to any Lien, other than Permitted Liens, any of its properties or assets (whether tangible or intangible);

(m) sell or otherwise dispose of any material assets, except for sales of inventory or products in the ordinary course of business, sales of obsolete assets or assets with an aggregate book value of less than $100,000;

(n) commence, compromise or settle any Action;

(o) except as required by GAAP or by applicable Law, change any of the material accounting methods, principles or practices used by a Group Company or write up, write down or write off the book value of any material asset;

(p) (i) make, change or adopt any material Tax or accounting methods, policies or practices inconsistent with past practice, (ii) make, revoke or amend any material Tax election, (iii) enter into any closing agreement affecting any material Tax liability, (iv) file any amended Tax Return, (v) settle any Tax claim or assessment relating to any Group Company, (vi) surrender any right to claim a refund of Taxes, or (vii) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to any Group Company;

(q) incur any Indebtedness or assume, grant, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person (other than (i) indebtedness for borrowed money under the Company’s revolving credit facility in the ordinary course of business and (ii) advances to directors, officers or employees for business and travel expenses in the ordinary course of business);

(r) forgive, cancel or compromise any material Indebtedness or claim, or waive, release or assign any right or claim of material value, other than in the ordinary course of business;

(s) allow any Insurance Policy to lapse or otherwise terminate any Insurance Policy, except to the extent replaced by substantially similar insurance coverage;

(t) (i) fail to manage working capital in the ordinary course of business, including with respect to payment of accounts payables and collection of accounts receivables (including, in each case, the timing of any such payments or collections), (ii) make any changes to working capital policies, including with respect to revenue recognition, payment of accounts payable and collection of accounts receivables or (iii) fail to manage inventory levels in the ordinary course of business consistent with past practice;

(u) enter into any Contract that restricts the ability of any Group Company or any of its Affiliates to engage or compete in any line of business in any respect, or enter into any Contract that restricts the ability of any Group Company to enter into a new line of business;

(v) make, provide or agree to any material payments, material discounts or any material other consideration to customers or suppliers other than in the ordinary course of business;

(w) make any investment in any Person whether by purchase of stock or securities, contributions to capital, loans, property transfers or purchase of any property or assets, merger, consolidation, share exchange or other business combination, except by the Company in a Company Subsidiary;

(x) open or close any facility or office; or

(y) agree to or commit in writing to do any of the foregoing, except as otherwise contemplated by this Agreement.

Without limiting the forgoing, (x) nothing contained in this Agreement is intended to give Buyer, directly or indirectly, the right to control or direct any Group Company’s operations prior to the Closing, and (y) the Group Companies may use any and all available Cash and Cash Equivalents to repay any Indebtedness prior to the Adjustment Time.

Section 5.2 Transfer Taxes. All transfer Taxes, recording fees and other similar Taxes that are imposed on any of the Parties by any Governmental Authority in connection with the transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne 50% by Buyer, on the one hand, and 50% by the Group Companies, on the other hand, and in the case of the Company only, any payment of Transfer Taxes shall be treated for all purposes as Transaction Expenses.

Section 5.3 Access to Information; Contact with Employees, Vendors and Others.

(a) From and after the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall, and shall cause the Group Companies and their respective Representatives to, use commercially reasonable efforts to provide Buyer and its authorized Representatives with reasonable access during normal business hours to the respective properties, books, Contracts and records of any Group Company as Buyer may reasonably request (collectively, an “Inspection”) (including for purposes of conducting environmental assessments); provided, that (i) Buyer shall provide the applicable Group Company with at least three Business Days’ prior notice of any Inspection; (ii) Buyer shall not initiate contact with Representatives of any Group Company other than the Company or its Representatives set forth on Schedule 5.3 without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed; (iii) Buyer shall not unreasonably interfere with the normal business operations of any Group Company; (iv) no Group Company shall be required to incur any costs in connection with the rights granted to Buyer in this Section 5.3; and (v) Buyer shall not conduct any invasive or subsurface sampling of soil or groundwater at the Owned Real Property or Leased Real Property without the prior written consent of the Company.

(b) All of the information provided or made available pursuant to any Inspection shall be treated as confidential information pursuant to the terms of the Confidentiality Agreement, the provisions of which are by this reference hereby incorporated herein.

(c) Notwithstanding the foregoing, no Group Company shall be required to provide, or cause to be provided, any information which (i) it reasonably believes it is prohibited from providing to Buyer and its Affiliates and Representatives by reason of applicable Law or by a confidentiality agreement with a third party to which any Group Company is subject, or (ii) constitutes information protected by the attorney/client and/or attorney work product privilege; provided, however, that the Parties shall, to the extent legally permissible, make appropriate substitute arrangements under circumstances in which the foregoing restrictions apply.

(d) Buyer agrees that it is not authorized to and shall not (and shall not permit any of Representatives of Buyer or any of its Affiliates to) contact any officer, manager, director or employee of the Group Companies other than those set forth on Schedule 5.3 prior to the Closing without the prior written consent of the Company; provided, however, that the Company will consent to Buyer taking such actions to the extent reasonably required in order for Buyer to perform its pre-Closing obligations under this Agreement.

Section 5.4 Consents; Efforts to Consummate; Governmental Filings.

(a) From the date hereof until the earlier of (x) the termination of this Agreement in accordance with its terms and (y) the Closing, Buyer and the Company shall use (and the Company shall cause the Company Subsidiaries to use) their commercially reasonable efforts to obtain at the earliest practicable date all Consents required to consummate the transactions contemplated hereby; provided, however, that no Party and no Group Company shall be obligated to pay any consideration to any third party from whom consent is requested. The Company shall not have any liability to Buyer or any other Buyer Indemnitee arising out of or relating to the failure of the Company or the other Group Companies to obtain any such Consent prior to the Closing, but the foregoing shall not affect the Company’s obligations with respect to the truth and accuracy of its representations and warranties contained in Article 3.

(b) Upon the terms and subject to the conditions hereof, each of the Parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated hereby and to cause the Closing to occur, and to fulfill the conditions to the transactions contemplated hereby. No Party shall take any actions that would, or that could reasonably be expected to, result in any of the conditions set forth in Article 6 not being satisfied.

(c) Without limiting the generality of the foregoing, as promptly as practicable (and in the case of filings required under the HSR Act, within ten Business Days) after the date hereof, Buyer and the Company each shall properly prepare and file any other filings required under federal, state or foreign law relating to the transactions contemplated hereby (collectively, the “Other Filings”), including, without limitation, any filings required in respect of any Pension Plan in the event that the execution of this Agreement or the consummations contemplated hereby constitute a reportable event within the meaning of Section 4043(c) of ERISA. Buyer and the Company shall each promptly notify the other of the receipt of any comments on, or any request for amendments or supplements to, any Other Filings by any Governmental Authority or any authorized representative thereof, and Buyer and the Company shall each supply the other with copies of all substantive correspondence between Buyer or the Company, as the case may be, and any other authorized representative of any applicable Governmental Authority with respect to any Other Filings.

(d) Without limiting the generality of the foregoing, Buyer and the Company hereby covenant and agree to use their respective reasonable best efforts to secure termination of any waiting periods under the HSR Act and any other applicable Antitrust Law and obtain the consent or approval of any Governmental Authority necessary to consummate the transactions contemplated hereby. Notwithstanding anything in this Agreement to the contrary, neither Buyer nor any of its Affiliates shall be required (and without the prior written consent of Buyer, the Company shall not and shall not permit any Company Subsidiary) to (i) divest or hold separate any plants, assets or businesses of Buyer, its Affiliates or any of their respective Subsidiaries or of the Company or any Company Subsidiary (including entering into ancillary agreements relating to divesting or holding separate such plants, assets or businesses) or conduct its business in a specified manner that is materially different from the manner in which theretofore conducted, (ii) take or refrain from taking, or cause their Subsidiaries to take or refrain from taking, any action or suffer to exist any condition, qualification, limitation, restriction or requirement that individually or in the aggregate with any other actions, qualifications, conditions, limitations, restrictions or requirements, would or would reasonably be expected to have a material impact on the business or operations of Buyer, the Group Companies, the Surviving Company or any of their respective Subsidiaries, or (iii) commence any Action against any Governmental Authority or defend against any request for, or seek to have vacated or terminated, any Order of any Governmental Authority.

(e) Buyer and the Company shall each keep the other apprised of the status of matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection with obtaining any consent or approval of any Governmental Authority necessary to consummate the transactions contemplated hereby, including (i) promptly notifying the other of, and if in writing, furnishing the other with copies of (or, in the case of material oral communications, advising the other orally of) any substantive communications from or with any such Governmental Authority with respect to the transactions contemplated by this Agreement, (ii) permitting the other Party to review and discuss in advance, and considering in good faith the views of one another in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Authority with respect to the transactions contemplated by this Agreement, (iii) not participating in any substantive meeting with any such Governmental Authority with respect to the transactions contemplated by this Agreement unless it consults with and provides notice to the other Party in advance, with such notice being sufficient to give the other Party the opportunity to attend and participate thereat (to the extent permitted by such Governmental Authority), (iv) furnishing the other Party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Authority with respect to this Agreement and the transactions contemplated hereby, and (v) furnishing the other Party with such necessary information and reasonable assistance as such other Party may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Authority required by this Agreement or otherwise with respect to the transactions contemplated by this Agreement.

(f) Buyer and the Company may, as they deem advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.4 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to the recipient or to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Buyer or the Company, as the case may be) or the source’s legal counsel.

Section 5.5 Publicity; Confidentiality.

(a) Confidentiality Agreement. The provisions of the Confidentiality Agreement, to the extent not inconsistent with the express terms of this Agreement, are hereby ratified, confirmed and agreed to as though fully set forth herein. The Confidentiality Agreement shall remain in effect until the Closing, at which point it shall terminate. Notwithstanding the termination of the Confidentiality Agreement at the Closing, from and after the Closing, Buyer shall, and shall cause its Affiliates and its and their respective Representatives to, keep confidential and not use or disclose documents and information concerning any Stockholder or its respective Affiliates (other than the Group Companies) furnished to Buyer or its Affiliates or its or their respective Representatives in connection with the transactions contemplated by this Agreement, in each case consistent with the terms and conditions of the Confidentiality Agreement.

(b) Announcements. Any public announcements, reports, statements or press releases by any party hereto or any of its Affiliates or Representatives regarding the Agreement must be approved in advance (as to form, content, timing and manner of distribution) by each of Buyer, the Company and the Stockholder Representative, which approval shall not be unreasonably withheld, conditioned or delayed, except as may be required by Law or applicable securities exchange rules, in which case the party required to publish such announcement, report, statement or press release shall allow the other parties a reasonable opportunity to comment on such announcement, report, statement or press release in advance of such publication.

(c) Permitted Disclosures. No provision of this Section 5.5 will be construed to prohibit (i) disclosures by any Party to its respective vendors, customers, lenders, employees, agents and independent contractors of such Party to the extent reasonably necessary or desirable, in such Party’s judgment, to preserve the business of the Group Companies or to facilitate the transactions contemplated by this Agreement; (ii) disclosures to a Party’s Representative who legitimately need to know such information and who agree to keep such information confidential or who are bound by customary obligations of confidentiality in favor of the Company; (iii) disclosures by any Party to the extent requested by a Governmental Authority or required by Law or legal process (in which case the disclosing party will, to the extent reasonably practicable and legally permissible, provide the other Parties with advance notice of such required or requested disclosure, shall use commercially reasonable efforts to resist such disclosure, and, at the request of any other Party, shall cooperate with such other Party, at such other Party’s sole cost and expense, to limit or prevent such disclosure); (iv) disclosures to any partner or member or equityholder of a Stockholder, if applicable, as required by such Stockholder’s Governing Documents or contractual obligations with such partners, members or equityholders, or the terms of investment in such Stockholder or Stockholder’s Affiliates generally; (v) disclosures to any prospective investor in a Stockholder or any of its Affiliates or to any current or prospective financing source of Buyer or its Affiliates, provided, with respect to clauses (iv) and (v), that such recipients are subject to customary confidentiality obligations; (vi) confidential disclosures to legal counsel, accounting advisors and financial advisors; (vii) disclosures pursuant to the requirements of an Order; (viii) disclosures required in connection with legal proceedings between or among any Parties, including to the extent reasonably necessary to enforce any Party’s respective rights hereunder; (ix) disclosures of information to the Conserve School Trust, to any beneficiary of the Conserve School Trust, and to any Governmental Authority with regulatory authority or oversight with respect to the Conserve School Trust; and (x) disclosures of information that is publicly available other than as a result of disclosures made in breach hereof. For the avoidance of doubt, the parent company of Buyer shall be permitted to file a copy of this Agreement with the SEC on Form 8-K under the Exchange Act.

Section 5.6 Indemnification; Directors’ and Officers’ Insurance.

(a) Buyer agrees that all rights to indemnification, exculpation or the advancement of expenses now existing in favor of the directors, managers, officers, employees and agents of each Group Company, as provided in such Group Company’s Governing Documents and indemnification agreements, if any, in existence as of the date hereof with respect to any matters occurring prior to the Closing Date, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect for a period of six years from the Closing Date and that the Group Companies on their own behalf will perform and discharge the Group Companies’ obligations to provide such indemnity, exculpation or advancement of expenses to the same extent that such persons have rights to indemnification, exculpation or advancement of expenses pursuant to such Group Company’s Governing Documents and indemnification agreements, if any, as of the date hereof; provided that, notwithstanding anything in this Agreement to the contrary, no person shall have any rights with respect to advancement, indemnification, contribution or other recovery of any kind from Buyer, Merger Sub, the Company, the Surviving Company or any of their respective Affiliates or Subsidiaries for any matter which such person is in the final judgment of a court of competent jurisdiction found to be liable to Buyer, Merger Sub, the Company, the Surviving Company or any of their respective Affiliates or Subsidiaries for fraud based on the representations and warranties contained in this Agreement (including the costs and expenses of defending any claims with respect to such matter), the Letter of Transmittal or any other document, certificate or agreement referenced herein or executed or delivered in connection with the consummation of the transactions contemplated hereby. The indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not be amended, repealed or otherwise modified after the Closing Date in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing Date or at any time prior to the Closing Date, were directors, managers, officers, employees or agents of any Group Company, unless (i) such modification is required by applicable Law or (ii) the provisions as so amended, repealed or modified include substantially equivalent, and not less favorable, exculpation or indemnification provisions with respect to such acts for the benefit of such persons.

(b) Contemporaneously with the Closing, the Company shall purchase, and after the Closing, Buyer shall cause the Surviving Company to maintain in effect, without any lapses in coverage, a “tail” policy providing directors’ and officers’ liability, fiduciary and employment practices insurance coverage for the benefit of those Persons who are covered by any Group Company’s directors’ and officers’ liability, fiduciary and employment practices insurance policies as of the date hereof or at the Closing, for a period of six years following the Closing Date with respect to matters occurring prior to the Closing that is at least equal to the coverage provided under the Group Companies’ current directors’ and officers’ liability insurance policies as of the date hereof. The fees and expenses of such tail policy (including brokerage fees and commissions) shall be a Transaction Expense.

(c) The current and former directors, managers, officers, employees and agents of each Group Company entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.6 are intended to be third party beneficiaries of this Section 5.6. This Section 5.6 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Buyer.

(d) Buyer agrees to pay, or to cause the Group Companies to pay, jointly and severally, all reasonable, out-of-pocket expenses, including reasonable, out-of-pocket attorneys’ fees, which may be incurred by the indemnified persons referred to in this Section 5.6 in connection with their enforcement of their rights provided in this Section 5.6.

(e) If Buyer, any Group Company or any of their respective successors or assigns, proposes to (i) consolidate with or merge into any other Person and Buyer or such Group Company (as applicable) shall not be the continuing or surviving corporation or entity in such proposed transaction, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made prior to or concurrently with the consummation of such transaction so that the successors and assigns of Buyer or such Group Company, as the case may be, shall, from and after the consummation of such transaction, honor the indemnification and other obligations set forth in this Section 5.6.

Section 5.7 Documents and Information. After the Closing Date, Buyer shall, and shall cause each Group Company to, until the seventh anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Group Companies in existence on the Closing Date and make the same available for inspection and copying by a Stockholder (at such Stockholder’s expense) during normal business hours of the applicable Group Company, upon reasonable request and upon reasonable notice for bona fide litigation or tax reporting purposes.

Section 5.8 Contact with Customers, Vendors and Other Business Relations. During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Buyer hereby agrees that it is not authorized to, and shall not (and shall not permit any of its Representatives or Affiliates to), contact any customer, vendor, or distributor of any Group Company regarding any Group Company, its business or the transactions contemplated by this Agreement without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed; provided that this Section 5.8 shall not prohibit any contact by Buyer or its Representatives or Affiliates with the customers, vendors or distributors of any Group Company in the ordinary course of their respective businesses unrelated to the transactions contemplated hereby.

Section 5.9 Further Assurances. Subject to the terms and conditions hereof, each Party hereby agrees, from time-to-time as and when requested by any other Party, to execute and deliver, or cause to be executed and delivered, all such documents and other papers and to use its commercially reasonable efforts to take, or cause to be taken, all such further or other appropriate actions and to do, or cause to be done, all other things (in each case subject to Section 5.4) as such other Party may reasonably deem necessary or desirable to carry out the provisions of this Agreement and give effect to the transactions contemplated hereby.

Section 5.10 Financing Cooperation.

(a) Prior to the Closing, the Company agrees to, and will use commercially reasonable efforts to cause the Representatives of the Company and to cause the Company Subsidiaries to, upon the reasonable request of Buyer, provide on a timely basis all reasonable cooperation in connection with the arrangement of Buyer’s debt financing.

(i) Specific Financing Assistance Covenants. Without limiting the generality of the foregoing, the Company shall, and shall use commercially reasonable efforts to cause the Representatives of the Company and to cause the Company Subsidiaries to:

(A) Provide Information: furnish Buyer, its Affiliates and its financing sources (1) with such financial and other pertinent information regarding the Company and the Company Subsidiaries, including the Financial Statements, and their respective businesses, operations, financial projections and prospects, as may be reasonably requested by Buyer, (2) monthly unaudited consolidated balance sheets and statements of operations of the Company for each month following the date hereof within 30 days following the applicable month end, (3) quarterly and year-to-date unaudited consolidated balance sheets and statements of operations of the Company for each quarter end after the date hereof within 45 days following the applicable quarter end and (4) at least three Business Days prior to the Closing (to the extent requested at least ten calendar days prior to the Closing) with all customary documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended (in each case, subject to the financing sources being bound by confidentiality agreements in accordance with customary market practice and as to which the Company shall be an express beneficiary);

(B) Collateral: facilitate the granting of security interests and the pledging of collateral (which shall be effective only at or after the Closing), including delivering stock certificates and stock powers (or equivalent documents) as reasonably requested by Buyer;

(C) Documents: be available to provide and execute documents, including guarantee and collateral documents and customary closing certificates (or in the case of documents from advisors, use its commercially reasonable efforts to cause its advisors to provide and execute documents), as may be reasonably requested by Buyer and as are customary for transactions of the type contemplated by this Agreement and that are not effective until as of or after the Closing; and

(D) Corporate Action: cooperate with Buyer, and take all corporate actions, subject to the occurrence of the Closing Date, reasonably requested by Buyer to consummate (including satisfying conditions in relation thereto) its debt financing.

(ii) Company Logos. The Company hereby consents to the use of its logos solely in connection with Buyer’s debt financing; provided that such logos are used solely in a manner that (A) does not violate any existing contractual obligation of any Group Company, (B) is not intended to, nor reasonably likely to, harm or disparage any Group Company, their reputation or goodwill and (C) is in connection with a description of the Company or a Company Subsidiary, their business or the Merger.

(iii) Conditions to Financing Assistance Covenants.

(A) No Requirement to Take Action Resulting in Liability. None of the Group Companies or any of their Representatives shall be required to: (1) take any action that would result in a breach of any Contract or subject it to actual or potential liability, or that would, in the Company’s reasonable judgment, unreasonably interfere with the business or operations of any Group Company prior to the Closing; (2) bear any cost or expense; or (3) otherwise incur any liability or agree to provide any indemnity prior to the Closing.

(B) No Requirement to Approve. Neither the Company nor any Company Subsidiary, nor any of their respective Representatives, shall be required to take any action in any capacity to authorize or approve Buyer’s debt financing.

(b) Indemnification; Confidentiality. Buyer shall (i) promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and accountants’ fees) incurred by the Group Companies or their Affiliates in connection with the cooperation of the Group Companies and their Affiliates contemplated by Section 5.10(a), and (ii) indemnify and hold harmless the Group Companies, their Affiliates and their respective Representatives and their Affiliates from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of Buyer’s debt financing. All information provided by or on behalf of the Group Companies or any of their Affiliates pursuant to this Section 5.10 shall be kept confidential by Buyer and its Affiliates in accordance with Section 5.5, except that Buyer shall be permitted to disclose such information to the sources of its debt financing, rating agencies and prospective lenders during syndication of its debt financing, subject to the financing sources, ratings agencies and prospective lenders entering into customary confidentiality undertakings with respect to such information (and as to which the Company and the Stockholders shall be express beneficiaries). This Section 5.10(b) shall survive the consummation of the transactions contemplated hereby and the Closing and any termination of this Agreement and is intended to benefit, and may be enforced by, the parties indemnified pursuant to this Section 5.10(b).

Section 5.11 Resignations. The Company shall use commercially reasonable efforts to obtain letters of resignation effective as of the Closing from each of the directors and officers of each Group Company that Buyer specifies in writing to the Company at least ten Business Days prior to the Closing Date.

Section 5.12 Exclusive Dealing. During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement, neither the Group Companies nor the Stockholder Representative shall, and shall cause their respective Representatives, partners and Affiliates not to, take any action to initiate, solicit or engage in discussions or negotiations with, or provide any information to, or enter into any agreement with any Person (other than Buyer and Buyer’s Representatives) concerning (a) any liquidation, dissolution or recapitalization, (b) any purchase of any of the outstanding Shares or (c) any merger, sale of all or a significant portion of the assets of any Group Company or similar transactions involving any Group Company (each such transaction, an “Acquisition Transaction”); provided that this Section 5.12 shall not apply to the Company in connection with Stockholder communications related to the transactions contemplated by this Agreement. The Group Companies and the Stockholder Representative shall, and shall cause their respective Representatives, partners and Affiliates to, cease and cause to be terminated any existing discussions, communications or negotiations with any Person (other than Buyer and Merger Sub and their Representatives) conducted heretofore with respect to any Acquisition Transaction. As soon as reasonably practicable after the date hereof, the Company shall instruct each Person (other than Buyer and Merger Sub and their Representatives) in possession of confidential information about any Group Company that was furnished pursuant to a confidentiality agreement within the prior twelve (12) months in connection with any actual or potential proposal by such Person to acquire the Company (or any portion thereof) to promptly return or destroy all such information.

Section 5.13 Affiliate Agreements. Prior to the Closing, the Company shall, and shall cause its Company Subsidiaries to, terminate all Affiliate Agreements other than those set forth on Schedule 5.13 with no liability or further obligation following the Closing of (a) any Group Company or (b) the Surviving Company or its Subsidiaries, in each case, in form and substance reasonably acceptable to Buyer; provided that covenants therein related to non-competition, non-solicitation, confidentiality and similar provisions intended to survive a termination in accordance with any such termination of such Affiliate Agreements shall survive in accordance with their terms.

Section 5.14 Transaction Litigation. Subject to applicable Law, other than with respect to any litigation where Buyer is adverse to the Company, the Company will give Buyer the reasonable opportunity, at Buyer’s sole cost and expense, to participate, subject to a customary joint defense agreement, in (but not control) the defense of any Action against the Company or its directors, officers, employees or agents relating to this Agreement or the transactions contemplated hereby, including the Merger, and no such settlement will be agreed to or offered without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed) and the Company shall consult in good faith with Buyer on litigation strategy. Subject to applicable Law, other than with respect to any litigation where the Company is adverse to Buyer, Buyer will give the Company the reasonable opportunity, at the Company’s sole cost and expense, to participate, subject to a customary joint defense agreement, in (but not control) the defense or settlement of any Action against Buyer or its directors, officers, employees or agents relating to the Merger. Prior to the consummation of the Merger, without the prior written consent of the Company, Buyer shall not settle any Action related to the Merger unless such settlement provides a full and unconditional release for the Company and each officer and director of the Company party to such litigation. The Company shall not settle or make an offer to settle any litigation against the Company or any director by any stockholder relating to this Agreement, the transactions contemplated hereby, including the Merger, without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed) and the Company shall consult in good faith with Buyer on litigation strategy. Each of the Company and Buyer shall, and shall cause their respective Subsidiaries to, cooperate in the defense or settlement of any litigation contemplated by this Section 5.14.

Section 5.15 Notice of Certain Events. From the date hereof until the earlier of (x) the termination of this Agreement pursuant to its terms and (y) the Effective Time, the Company shall promptly notify Buyer in writing of: (i) any Circumstance which could result in the failure of the Closing to occur; (ii) any written notice or other communication received in writing from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and (iv) any Action commenced or, to the knowledge of the Company, threatened against, relating to or involving or otherwise affecting the Group Companies that relates to the consummation of the transactions contemplated by this Agreement.

ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS

CONTEMPLATED BY THIS AGREEMENT

Section 6.1 Conditions to the Obligations of Buyer and Merger Sub. The obligations of Buyer and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that, if permitted by applicable Law, Buyer and Merger Sub may waive any one or more of the following conditions):

(a) there shall not be in effect any Law or Order enacted, issued, promulgated, enforced or entered by any court or other Governmental Authority of competent jurisdiction, and no litigation, proceeding or other legal restraint or prohibition shall be pending or in effect, including against any Group Company, any one or more members of the board of directors of the Company, any one or more officers of the Company or any one or more trustees of the Conserve School Trust (each, a “Restraint”), that disapproves of, objects to, or challenges the authority, the ability, or the propriety of any Group Company, the board of directors of the Company or the trustees of the Conserve School Trust to approve or consummate the transactions contemplated by this Agreement (including by the Attorney General of the State of Illinois or the Attorney General of the State of Wisconsin) or that makes illegal the consummation of the transactions contemplated by this Agreement;

(b) the Company and the Stockholder Representative shall have performed and complied in all material respects with all covenants, agreements and obligations required to be performed or complied with by the Company and the Stockholder Representative, as applicable, under this Agreement at or prior to the Closing;

(c) the representations and warranties of the Company contained in Article 3 shall be true and correct (without giving effect to any limitation or qualification contained therein relating to “materiality” or “Company Material Adverse Effect” or similar qualifiers) on the date hereof and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only at and as of such date), except where the failure of such representations and warranties to be so true and correct (giving effect to the applicable exceptions set forth in the Disclosure Schedule but without giving effect to any limitation or qualification as to “materiality” or “Company Material Adverse Effect” or similar qualifiers set forth therein) has not had, and would not reasonably be expected to have, a Company Material Adverse Effect; provided, however, that the representations and warranties of the Company contained in Section 3.1 (Organization and Qualification), Section 3.2 (Capitalization of the Group Companies), Section 3.3 (Authority; Enforceability), Section 3.16 (Brokers) and Section 3.20 (Transactions with Affiliates) shall be true and correct in all respects, in each case, on the date hereof and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only at and as of such date);

(d) between the date of this Agreement and the Closing Date, no Circumstance shall have occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(e) the Escrow Agent and the Stockholder Representative shall have each executed and delivered signatures to the Escrow Agreement to Buyer;

(f) the applicable waiting period under the HSR Act shall have expired or been terminated;

(g) no Governmental Authority with regulatory authority over any Group Company or the Conserve School Trust shall have objected to, or disapproved of, the terms of, or the consummation of the transactions contemplated by, this Agreement;

(h) the Company shall have obtained the Stockholder Consent and delivered, or caused to be delivered, a copy of such Stockholder Consent to Buyer; and

(i) the Company shall have delivered, or caused to be delivered, to Buyer the deliverables set forth in Section 2.6(b)(i) through Section 2.6(b)(viii).

Section 6.2 Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that, if permitted by applicable Law, the Company may waive any one or more of the following conditions):

(a) there shall not be in effect any Restraint that disapproves of, objects to, or challenges the authority, the ability, or the propriety of any Group Company, the board of directors of the Company or the trustees of the Conserve School Trust to approve or consummate the transactions contemplated by this Agreement (including by the Attorney General of the State of Illinois or the Attorney General of the State of Wisconsin) or that makes illegal the consummation of the transactions contemplated by this Agreement;

(b) Buyer shall have performed and complied in all material respects with all covenants, agreements and obligations required to be performed or complied with by Buyer and Merger Sub under this Agreement at or prior to the Closing;

(c) the representations and warranties of Buyer and Merger Sub contained in Article 4 shall be true and correct (without giving effect to any limitation or qualification contained therein relating to “materiality” or “Buyer Material Adverse Effect” or similar qualifiers) on the date hereof and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only at and as of such date), except where the failure of such representations and warranties to be so true and correct (giving effect to the applicable exceptions set forth in the Disclosure Schedule but without giving effect to any limitation or qualification as to “materiality” or “Buyer Material Adverse Effect” or similar qualifiers set forth therein) has not had, and would not reasonably be expected to have, a Buyer Material Adverse Effect; provided, however, that the representations and warranties of Buyer and Merger Sub, as the case may be, contained in Section 4.1 (Organization), Section 4.2 (Authority), and Section 4.5 (Brokers) shall be true and correct in all respects, in each case, on the date hereof and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only at and as of such date);

(d) the Escrow Agent and Buyer shall have each executed and delivered signatures to the Escrow Agreement to the Stockholder Representative;

(e) the applicable waiting period under the HSR Act shall have expired or been terminated;

(f) no Governmental Authority with regulatory authority over any Group Company or the Conserve School Trust shall have objected to, or disapproved of, the terms of, or the consummation of the transactions contemplated by, this Agreement;

(g) the Company shall have obtained the Stockholder Consent; and

(h) Buyer shall have delivered, or caused to be delivered, to the Stockholder Representative the deliverables set forth in Section 2.6(a)(ii) and Section 2.6(a)(iii).

Section 6.3 Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was caused by such Party’s failure to use commercially reasonable efforts to cause the Closing to occur, as required by and subject to Section 5.4.

ARTICLE 7

TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) by written consent of the Company and Buyer;

(b) by written notice of Buyer to the Stockholder Representative if the Stockholder Consent is not delivered to Buyer by 11:59 p.m. central time on the first Business Day following the execution and delivery of this Agreement;

(c) by written notice to the Company from Buyer if:

(i) there is any breach of any representation, warranty, covenant or agreement on the part of the Stockholder Representative or the Company set forth in this Agreement, such that the conditions specified in Section 6.1 would not be satisfied at the Closing (a “Terminating Stockholder/Company Breach”), except that, if such Terminating Stockholder/Company Breach is reasonably capable of being cured by the Stockholder Representative or the Company on the earlier of (x) the Termination Date and (y) 30 days after receipt by the Stockholder Representative and the Company of written notice from Buyer of such breach (the “Stockholder/Company Cure Period”) (provided that if the Stockholder Representative is given notice of the Terminating Stockholder/Company Breach less than ten Business Days before the Termination Date, the Stockholder/Company Cure Period shall expire ten Business Days after receipt of such notice), but in each case only as long as the Stockholder Representative or the Company continues to use its commercially reasonable efforts to cure such Terminating Stockholder/Company Breach, such termination shall not be effective, and such termination shall become effective only if the Terminating Stockholder/Company Breach is not cured within the Stockholder/Company Cure Period; provided that Buyer shall not have the right to terminate this Agreement pursuant to this paragraph if Buyer is then in material breach of its representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Section 6.2 not to be satisfied;

(ii) the Closing has not occurred on or before 5:00 p.m. Eastern Time on September 30, 2018 (subject to extension as provided in Section 7.1(c)(i), Section 7.1(d)(i) and Section 9.17, the “Termination Date”), unless Buyer’s breach of this Agreement is the primary reason for the Closing not occurring on or before such date; or

(iii) the condition set forth in Section 6.1(a) becomes incapable of satisfaction; or

(d) by written notice to Buyer from the Company if:

(i) (A) there is a breach of any representation, warranty, covenant or agreement on the part of Buyer or Merger Sub set forth in this Agreement, such that the conditions specified in Section 6.2 would not be satisfied at the Closing (a “Terminating Buyer Breach”), except that, if any such Terminating Buyer Breach is reasonably capable of being cured by Buyer or Merger Sub on the earlier of (x) the Termination Date and (y) 30 days after receipt by Buyer of written notice from the Company of such breach (the “Buyer Cure Period”), provided that if Buyer is given notice of the Terminating Buyer Breach less than ten Business Days before the Termination Date, the Buyer Cure Period shall expire (and the Termination Date shall be extended to) ten Business Days after receipt of such notice), but in each case only as long as Buyer and Merger Sub continue to exercise such commercially reasonable efforts to cure such Terminating Buyer Breach, such termination shall not be effective and such termination shall become effective only if the Terminating Buyer Breach is not cured within the Buyer Cure Period; provided, that the Company shall not have the right to terminate this Agreement pursuant to this paragraph if the Stockholder Representative or the Company is then in material breach of its representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Section 6.1 not to be satisfied, or (B) (1) all of the conditions set forth in Section 6.1 have been or are capable of being satisfied (other than those conditions which by their terms or nature are to be satisfied at the Closing and which were, as of such date, reasonably capable of being satisfied), and (2) Buyer has failed to consummate the transactions contemplated by this Agreement within three Business Days following the date the Closing should have occurred pursuant to Section 2.4 (provided that the Stockholder Representative and the Company have irrevocably certified in writing that they are prepared and able to consummate the Closing as of such date, including by satisfying those conditions which by their terms are to be satisfied at the Closing);

(ii) the Closing has not occurred on or before the Termination Date, unless the Stockholder Representative’s or the Company’s breach of this Agreement is the primary reason for the Closing not occurring on or before such date; or

(iii) the condition set forth in Section 6.2(a) becomes incapable of satisfaction.

Section 7.2 Procedure upon Termination. In the event of termination and abandonment by Buyer or the Stockholder Representative pursuant to Section 7.1, written notice thereof shall forthwith be given to the other Party or Parties in accordance with Section 7.1 and Section 9.4, and this Agreement shall terminate, and the transactions contemplated hereby shall be abandoned, without further action by Buyer, the Stockholder Representative or the Company.

Section 7.3 Effect of Termination. Except as otherwise set forth in this Section 7.3, in the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and have no further force or effect, without any liability on the part of any Party hereto or its Affiliates, officers, directors or stockholders, other than liability of the Company or Buyer, as the case may be, for any willful breach of this Agreement occurring prior to such termination; provided, however, that, a failure of Buyer to consummate the transactions contemplated hereby in breach of this Agreement shall be deemed to be willful (whether or not Buyer had sufficient funds available to consummate the transactions contemplated hereby). In determining losses or damages recoverable upon termination by a Party hereto for another Party’s breach, the Parties hereto acknowledge and agree that such losses and damages shall not be limited to reimbursement of expenses or out-of-pocket costs, and shall include the benefit of the bargain lost by such Party (taking into consideration relevant matters, including other opportunities and the time value of money), which shall be deemed to be damages payable to such Party. Notwithstanding the foregoing, the provisions of Article 1, Section 5.3(b), Section 5.5, this Article 7, Article 9 and the Confidentiality Agreement shall survive any termination of this Agreement pursuant to Section 7.1 and remain valid and binding obligations of the Parties.

ARTICLE 8

NON-SURVIVAL

Section 8.1 Non-Survival. None of the representations, warranties, covenants or agreements contained in this Agreement (including the Schedules and exhibits attached hereto and the certificates delivered pursuant hereto) will survive the Closing, and none of Buyer, the Company, the Stockholders, the Stockholder Representative nor any of their respective Affiliates, nor any of their respective successors and permitted assigns, heirs, officers, employees, directors, managers, members, partners, stockholders or representatives, will have any liability whatsoever with respect to any such representations, warranties, covenants or agreements other than in the case of Actual Fraud, except that any covenant or agreement contained in this Agreement that by its terms is required to be performed in whole or in part after the Closing will survive the Closing to the extent so required to be performed after the Closing for the period contemplated by its terms.

ARTICLE 9

MISCELLANEOUS

Section 9.1 Amendment. This Agreement may be amended, modified or supplemented only by a written agreement duly executed and delivered by Buyer, the Company and the Stockholder Representative, and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 9.1 shall be void and of no force or effect.

Section 9.2 Extension; Waiver. At any time prior to the Closing, the Company may agree to (a) extend the time for the performance of any of the obligations or other acts of Buyer contained herein, (b) waive any inaccuracies in the representations and warranties of Buyer contained herein or in any document, certificate or writing delivered by Buyer pursuant hereto or (c) waive compliance by Buyer with any of the agreements or conditions contained herein. At any time prior to the Closing, Buyer may (i) extend the time for the performance of any of the obligations or other acts of the Company and the Stockholder Representative contained herein, (ii) waive any inaccuracies in the representations and warranties of the Company contained herein or in any document, certificate or writing delivered by any Stockholder pursuant hereto or (iii) waive compliance by the Company and the Stockholder Representative with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 9.3 Entire Agreement; Assignment. This Agreement (together with the exhibits hereto and the Disclosure Schedule) and the Ancillary Documents and the Confidentiality Agreement together constitute the entire agreement among the Parties with respect to the subject matter of such documents and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of such documents. In the event of any inconsistency between the provisions of this Agreement and the provisions of any Ancillary Document or the Confidentiality Agreement, the provisions of this Agreement shall prevail. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party (whether by operation of Law or otherwise), other than for collateral purposes, without the prior written consent of Buyer and the Stockholder Representative; provided, however, that Buyer may, without the consent of any Person, assign its rights, interests and obligations under this Agreement, in whole or in part, to any Affiliate of Buyer; provided, further, that no such assignment shall relieve Buyer from its obligations hereunder. Any attempted assignment of this Agreement not in accordance with the terms of this Section 9.3 shall be void and of no force or effect.

Section 9.4 Notices. All notices, requests, demands and other communications (including, for the avoidance of doubt, any notice or document sent by any Party, or by the Designated Accounting Firm, pursuant to Article 2) under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the Party to whom notice is to be given; (ii) on the day of transmission if sent via facsimile transmission or by e-mail to the facsimile number or e-mail address given below (provided no delivery failure message is received by the sender); (iii) on the Business Day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (iv) on the fifth day after mailing, if mailed to the Party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the Party as follows, provided that notices to the Stockholder Representative shall be delivered solely by facsimile transmission or e-mail:

(a) If to Buyer or (after the Closing) the Company:

Joseph T. Ryerson & Son, Inc.

c/o Ryerson Holding Corporation

227 W. Monroe St., 27th Floor

Chicago, IL 60606

Attention:	Mark S. Silver, Executive Vice President, General Counsel & Secretary
Facsimile:	(312) 292-5320
E-mail:	mark.silver@ryerson.com

with a copy (which shall not constitute notice to Buyer) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention:	Thomas Mark, Esq.
Facsimile:	(212) 728-9667
E-mail:	tmark@willkie.com

(b) If to the Company (prior to Closing):

Central Steel and Wire Company

3000 West 51st Street

Chicago, IL 60632

Attention:	Steve Fuhrman
E-mail:	steve_fuhrman@centralsteel.com

with a copy (which shall not constitute notice to the Company) to:

Schiff Hardin LLP

233 S. Wacker Drive, Suite 7100

Chicago, IL 60606

Attention:	Alexander B. Young, Esq.
Facsimile:	(312) 258-5600
E-mail:	ayoung@schiffhardin.com

(c) If to the Stockholder Representative:

Fortis Advisors LLC

Attention:	Notice Department
Facsimile:	(858) 408-1843
E-mail:	notices@fortisrep.com

with a copy (which shall not constitute notice to the Stockholder Representative) to:

Schiff Hardin LLP

233 S. Wacker Drive, Suite 7100

Chicago, IL 60606

Attention:	Alexander B. Young, Esq.
Facsimile:	(312) 258-5600
E-mail:	ayoung@schiffhardin.com

Section 9.5 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts to be made and performed entirely therein, without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

Section 9.6 Fees and Expenses. Except as otherwise set forth in this Agreement (including Article 2), all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of Representatives, shall be paid by the Party incurring such fees or expenses; provided that Buyer shall be responsible for all costs and expenses (a) actually paid to third parties in connection with obtaining any such third-party’s consent to consummate the transactions contemplated hereby up to a maximum amount of $100,000 in the aggregate, and an amount in excess of $100,000 shall be borne by the Company, and in the case of the Company only, any payment of any such amount shall be treated for all purposes as Transaction Expenses and (b) related to any Actions by any holder of Dissenting Shares. Buyer and the Company shall each pay and be solely responsible for 50% of all filing fees payable under the HSR Act, and in the case of the Company only, any payment of such fees shall be treated for all purposes as Transaction Expenses. Notwithstanding anything to the contrary contained herein, the Parties hereby acknowledge and agree that Buyer shall assume and be responsible for, or cause the Company after the Closing to assume and be responsible for, (i) the Assumed Bonus Pool Payment Amount and (ii) the Assumed LTIP Payment Amount.

Section 9.7 Construction; Section Headings; Draftsmanship; Interpretation. The term “this Agreement” means this Agreement and Plan of Merger together with the Disclosure Schedule and exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof and thereof. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed to be the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Disclosure Schedule and exhibits hereto, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) a term has the meaning assigned to it; (f) “or” is not exclusive; (g) all references in this Agreement to designated “Articles,” “Sections,” “paragraphs,” “clauses” and other subdivisions are to the designated Articles, Sections, paragraphs, clauses and other subdivisions of this Agreement unless otherwise specified; and (h) any definition of or reference to any agreement, instrument, document, statute or regulation herein shall be construed as referring to such agreement, instrument, document, statute or regulation as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein).

Section 9.8 Exhibits and Schedules. The Disclosure Schedule and all exhibits and documents expressly incorporated into this Agreement are hereby incorporated into this Agreement and made a part hereof as if set out in full in this Agreement. Any item disclosed in any part, subpart, section or subsection of the Disclosure Schedule referenced by a particular section or subsection in this Agreement shall be deemed to have been disclosed with respect to every other section and subsection in this Agreement if the relevance of such disclosure to such other section or subsection is readily apparent on its face, notwithstanding the omission of an appropriate cross-reference. Capitalized terms used in the Disclosure Schedule but not otherwise defined therein shall have the respective meanings given to them in this Agreement. The specification of any dollar amount in the representations or warranties contained in this Agreement is not intended to imply that such amounts, or higher or lower amounts or other items, are or are not material, and no Party shall use the fact of the setting of such amounts in any dispute or controversy as to whether any obligation, item or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement. Any item of information, matter or document disclosed or referenced in, or attached to, the Disclosure Schedule shall not (a) be used as a basis for interpreting the terms “material”, “Company Material Adverse Effect” or other similar terms in this Agreement or to establish a standard of materiality, (b) represent a determination that such item or matter did not arise in the ordinary course of business, (c) be deemed or interpreted to expand the scope of any Party’s representations and warranties, obligations, covenants, conditions or agreements contained herein, (d) constitute, or be deemed to constitute, an admission of liability or obligation regarding such matter, (e) represent a determination that the consummation of the transactions contemplated by this Agreement requires the consent of any third party, (f) constitute, or be deemed to constitute, an admission to any third party concerning such item or matter or (g) constitute, or be deemed to constitute, an admission or indication by the Company that such item meets any or all of the criteria set forth in this Agreement for inclusion in the Disclosure Schedule. No reference in the Disclosure Schedule to any Contract or other agreement or document shall be construed as an admission or indication that such Contract, agreement or document is enforceable or currently in effect or that there are any obligations remaining to be performed or any rights that may be exercised under such Contract, agreement or document. No disclosure in the Disclosure Schedule relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.

Section 9.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in the following sentence of this Section 9.9, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, if the transactions contemplated by this Agreement are consummated, (a) the current and former officers and directors of the Group Companies shall be third party beneficiaries of the provisions set forth in Section 5.6, and (b) Schiff shall be a third party beneficiary of the provisions set forth in Section 9.18.

Section 9.10 Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not invalidate or render unenforceable such term or provision in any other jurisdiction, and all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.11 Counterparts; Delivery. This Agreement may be executed in multiple original, PDF or facsimile counterparts, each of which shall be deemed an original, and all of which taken together shall be considered one and the same agreement. In the event that any signature to this Agreement or any agreement or certificate delivered pursuant hereto, or any amendment thereof, is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. No Party shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver any such signature page or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract and each Party forever waives any such defense.

Section 9.12 Knowledge. For all purposes of this Agreement, the phrase “to the knowledge of the Company” and any derivations thereof shall mean, as of the applicable date, the actual knowledge (and shall in no event encompass constructive knowledge) after due inquiry of Steve Fuhrman, Kevin Powers, Gregory Shunk, Timothy Hitchcock and Hugh J. Barger III, none of whom shall have any personal liability or obligations regarding such knowledge.

Section 9.13 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, Buyer agrees and acknowledges that no recourse under this Agreement, any Ancillary Document, or any documents or instruments delivered in connection with this Agreement or any Ancillary Document, or any transaction contemplated by the foregoing, shall be had against any current or future equity holder (other than a Stockholder in its capacity as such in accordance with the terms of this Agreement and the applicable Letters of Transmittal), partner, member, controlling person, director, officer, employee, incorporator, manager, Representative or Affiliate of any Stockholder or the Stockholder Representative (or any Affiliate of any of the foregoing) (each, a “Nonparty Affiliate”), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Nonparty Affiliate for any obligation of the Company or any Stockholder or the Stockholder Representative under this Agreement, any Ancillary Document, any documents or instruments delivered in connection with this Agreement or any Ancillary Document, or any transaction contemplated by the foregoing, for any claim based on, in respect of or by reason of such obligations or their creation.

Section 9.14 Court Proceedings; Jurisdiction. Each of the Parties submits to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), in any such proceeding, agrees that all claims in respect of any such proceeding may be heard and determined in such court and agrees not to bring any action or proceeding arising out of or relating thereto in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any such proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto.

Section 9.15 WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, WHICH CANNOT BE WAIVED, FOR ANY PROCEEDING WHICH IS PERMITTED UNDER THIS AGREEMENT TO BE FILED IN A COURT, EACH PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN SUCH PROCEEDING, INCLUDING THOSE PROCEEDINGS TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR ANY OF THE ANCILLARY DOCUMENTS OR UNDER ANY AMENDMENT, CONSENT, WAIVER, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION WITH ANY OF THEM OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE ANCILLARY DOCUMENTS. EACH PARTY AGREES THAT IN ANY SUCH PROCEEDING, THE MATTERS SHALL BE TRIED TO A COURT AND NOT TO A JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.15.

Section 9.16 Service of Process. Each Party irrevocably consents to the service of summons and complaint and any other process outside the territorial jurisdiction of the courts referred to in Section 9.14 hereof in any proceeding arising out of or relating to this Agreement by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 9.4 hereof (except that email or facsimile shall not be permitted delivery means pursuant to this Section 9.16). Nothing herein shall affect the right of any Party to serve process in any other manner permitted by applicable Law.

Section 9.17 Specific Enforcement. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or conferred by Law or equity, upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that, prior to the valid termination of this Agreement pursuant to Article 7, the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives (a) any defenses in any action for an injunction, specific performance or other equitable relief, including the defense that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity, and (b) any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief. To the extent any Party hereto brings an action, suit or proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to enforce specifically any provision that expressly survives termination of this Agreement), the Termination Date shall automatically be extended to (i) the 20th Business Day following the resolution of such action, suit or proceeding or (ii) such other time period established by the court presiding over such action, suit or proceeding.

Section 9.18 Conflicts; Privileges.

(a) Acknowledgement of Representation. It is acknowledged by each of the Parties that the Stockholder Representative and the Company have retained Schiff Hardin LLP (“Schiff”) to act as their counsel in connection with this Agreement, the Ancillary Documents, the Confidentiality Agreement or any transaction contemplated hereby or thereby (the “Current Representation”), and that no other Party to this Agreement has the status of a client of Schiff for conflict of interest or any other purposes as a result thereof.

(b) Affirmation of Representation. Buyer and the Company hereby agree that, and each agrees to cause each Group Company to agree that, after the Closing, Schiff may represent the Stockholder Representative, any Stockholder, and any officer, director, manager, employee, shareholder, partner or member of the Stockholder Representative and/or any Stockholder (any such Person, a “Designated Person”) in any matter involving or arising from the Current Representation, including any interpretation or application of this Agreement, any Ancillary Document or the Confidentiality Agreement, and including for the avoidance of doubt any litigation, arbitration, dispute or mediation between or among Buyer, any Group Company or any of their respective Affiliates, and any Designated Person, even though the interests of such Designated Person may be directly adverse to Buyer, a Group Company or any of their respective Affiliates, and even though Schiff may have represented a Group Company in a substantially related matter, or may be representing Buyer or a Group Company in ongoing matters.

(c) Waiver of Conflict. Buyer and the Company hereby waive and agree not to assert, and each agrees to cause each other Group Company to waive and not assert, (i) any claim that Schiff has a conflict of interest in any representation described in Section 9.18(b) above, and (ii) any confidentiality obligation with respect to any communication between Schiff and any Designated Person occurring during the Current Representation.

(d) Retention of Privilege. Buyer and the Company hereby agree that, and each agrees to cause each Group Company to agree that, as to all communications (whether before, at or after the Closing) between Schiff and any Designated Person that relate in any way to the Current Representation, the attorney-client privilege and all rights to any other evidentiary privilege, and the protections afforded to information relating to representation of a client under applicable rules of professional conduct, belong to such Designated Person and may be controlled by such Designated Person and shall not pass to or be claimed by Buyer or any Group Company. Without limiting the foregoing, notwithstanding any policy of Buyer or any Group Company or any agreement between any Group Company and any Designated Person or any Representative of any Designated Person or any Group Company, whether established or entered into before, at or after the Closing, neither Buyer nor any Group Company may use for any purpose in connection with any Action adverse to a Designated Person, without such Designated Person’s written consent, or seek to compel disclosure to Buyer or any Group Company (or any of their Representatives) any communication or information (whether written, oral, electronic or in any other medium) described in the previous sentence, in each case, unless privilege has otherwise been waived with respect to such communication or information.

(e) Further Assurances. Buyer and the Company agree to take, and to cause their respective Affiliates to take, all steps necessary to implement the intent of this Section 9.18(e). Buyer, the Stockholder Representative and the Company further agree that Schiff and its partners and employees are third party beneficiaries of this Section 9.18(e).

Section 9.19 Remedies Exclusive. From and after the Closing, the Parties hereto hereby irrevocably waive any other rights or remedies (whether at law or in equity and whether based on contract, tort, statute or otherwise) that they may otherwise have had, now have or may in the future have against any of the other Parties hereto or any of the respective direct or indirect Affiliates, officers, managers, directors, employees, advisors, stockholders, members, consultants, investment bankers, brokers, controlling persons, partners, managers or other representatives or agents thereof (each of whom shall be an express third party beneficiary hereof) arising from, or directly or indirectly relating to this Agreement or the transactions contemplated by this Agreement and covenant not to sue or otherwise assert any claim (or assist any other Person in suing or otherwise asserting any claim) encompassed by the foregoing covenant, agreement and waiver; provided, however, that the foregoing shall not apply (i) to the Parties’ rights with respect to the final determination of any adjustment to the Closing Merger Consideration in accordance with Section 2.8, but subject to the limits, terms and conditions set forth therein, including, without limitation, Section 2.8(i), (ii) to any representations of the Stockholders set forth in the Letter of Transmittal or any Ancillary Agreement or (iii) in the event of Actual Fraud. Any Person who is sued or otherwise has a claim asserted against him, her or it in violation of this Section 9.19 may enforce it directly as an express third-party beneficiary thereof.

Section 9.20 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 9.21 The Stockholder Representative.

(a) Appointment. Each Stockholder, by approving the Merger and consenting to the transactions contemplated by this Agreement, or by execution and delivery of a Letter of Transmittal, will have irrevocably appointed the Stockholder Representative as the sole and exclusive agent and attorney-in-fact of such Stockholder to act on behalf of such Stockholder regarding any matter relating to or arising under this Agreement, the Escrow Agreement or the transactions contemplated by this Agreement, including for the purposes of: (1) receiving or directing any payments due from Buyer or the Escrow Agent at or following the Closing that are required under the terms of this Agreement to be paid to any of the Stockholders; (2) taking any action on behalf of Stockholders or any individual Stockholder that may be necessary or desirable, as determined by the Stockholder Representative in its sole discretion, in connection with the amendment of this Agreement in accordance with Section 9.1 or the Escrow Agreement in accordance with its terms; (3) taking any action on behalf of Stockholders or any individual Stockholder that may be necessary or desirable, as determined by the Stockholder Representative in its sole discretion, in connection with negotiating or entering into settlements, resolutions and compromises with respect to the adjustments or payments contemplated by Section 2.8; (4) accepting notices on behalf of the Stockholders or any individual Stockholder in accordance with Section 9.4; (5) executing and delivering, on behalf of the Stockholders or any individual Stockholder, any notices, documents or certificates to be executed by the Stockholders or any individual Stockholder in connection with this Agreement and the transactions contemplated by this Agreement; (6) granting any consent or approval on behalf of the Stockholders or any individual Stockholder under this Agreement; (7) holding any funds with respect to the Representative Holdback Amount and using and disbursing such funds in accordance with Section 9.21(g); and (8) any other matter contemplated to be taken by or on behalf of the Stockholders or any individual Stockholder under this Agreement or the Escrow Agreement or otherwise contemplated to be performed by the Stockholder Representative. Notwithstanding the foregoing, the Stockholder Representative shall have no obligation to act on behalf of the Stockholders, except as expressly provided herein, in the Escrow Agreement and in the Stockholder Representative Engagement Agreement, and for purposes of clarity, there are no obligations of the Stockholder Representative in any ancillary agreement, schedule, exhibit or the Disclosure Schedule. As the representative of the Stockholders or any individual Stockholder under this Agreement and the Escrow Agreement, the Stockholder Representative shall act as the agent for each and shall have authority to bind each Stockholder and their successors as if expressly confirmed and ratified in writing and all defenses which may be available to any Stockholder to contest, negate or disaffirm the action of the Stockholder Representative taken in good faith under this Agreement, in the Escrow Agreement or the Stockholder Representative Engagement Agreement are waived.

(b) Reliance. Buyer may rely exclusively, without independent verification or investigation, upon all decisions, communications or writings made, given or executed by the Stockholder Representative or actions omitted to be taken by it in connection with this Agreement and the transactions contemplated by this Agreement. Buyer is entitled to deal exclusively with the Stockholder Representative on all matters relating to this Agreement and the transactions contemplated by this Agreement to the extent specified in this Agreement. Any action taken or not taken or decisions, communications or writings made, given or executed by the Stockholder Representative shall be deemed an action taken or not taken or decisions, communications or writings made, given or executed by such Stockholder. Any notice or communication delivered by Buyer to the Stockholder Representative shall be deemed to have been delivered to all Stockholders. Buyer shall be entitled to disregard any decisions, communications or writings made, given or executed by any Stockholder in connection with this Agreement and any transactions contemplated by this Agreement unless the same is made, given or executed by the Stockholder Representative. The Stockholder Representative shall be entitled to: (i) rely upon the Payment Spreadsheet (as such term is defined in the Stockholder Representative Engagement Agreement), (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Stockholder or other party.

(c) Appointment as Attorney-in-Fact and Agent. Each Stockholder, by approving the Merger and consenting to the transactions contemplated by this Agreement, or by execution and delivery of a Letter of Transmittal, will have irrevocably appointed the Stockholder Representative as such Stockholder’s true and lawful attorney-in-fact and exclusive agent, with full powers of substitution and resubstitution, in such Stockholder’s name, place and stead, in any and all capacities, in connection with this Agreement, the Escrow Agreement, the Stockholder Representative Engagement Agreement and the transactions contemplated by this Agreement, granting unto said attorney-in-fact and exclusive agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with this Agreement, the Escrow Agreement, the Stockholder Representative Engagement Agreement and the transactions contemplated by this Agreement as fully to all intents and purposes as such Stockholder might or could do in person.

(d) Limitation on Liability of the Stockholder Representative. The Company has entered into an engagement agreement (the “Stockholder Representative Engagement Agreement”) with the Stockholder Representative to provide direction to the Stockholder Representative in connection with its services under this Agreement and the Escrow Agreement, which provides for, among other things, one or more Stockholders or individual representatives thereof to act in an advisory capacity to the Stockholder Representative (such Stockholders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”) and for the Stockholder Representative Engagement Agreement to be assigned prior to or at Closing to one or more Stockholders. Except for Actual Fraud or willful misconduct on its part, neither the Stockholder Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Stockholder Representative Group”), shall have any liability to any Stockholder under this Agreement, the Escrow Agreement or the Stockholder Representative Engagement Agreement for any act or omission by the Stockholder Representative on behalf of any Stockholder. The Stockholders, severally and not on a joint and several basis, will indemnify, defend and hold harmless the Stockholder Representative Group from and against any and all loss, liability, damage, claim, penalty, fine, forfeiture, action, fee, judgment, amount paid in settlement cost and expense (including the fees and expenses of counsel, other skilled professionals, experts and their staffs and all expense of document location, duplication and shipment and in connection with seeking recovery from insurers) (collectively, “Representative Losses”) arising out of or in connection with the Stockholder Representative’s execution and performance of this Agreement, the Escrow Agreement, the Stockholder Representative Engagement Agreement and any transaction contemplated by this Agreement (including the allocation of any payment to be made to any Stockholders hereunder (in their capacities as such) or under the Escrow Agreement), in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been primarily caused by the Actual Fraud or willful misconduct of the Stockholder Representative, the Stockholder Representative will reimburse such Stockholders the amount of such indemnified Representative Loss attributable to such Actual Fraud or willful misconduct. If not paid directly to the Stockholder Representative by the Stockholders, any such Representative Losses may be recovered by the Stockholder Representative from the Representative Holdback Amount; provided, that while this section allows the Stockholder Representative to be paid from the Representative Holdback Amount, this does not relieve the Stockholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Stockholder Representative from seeking any remedies available to it at law or otherwise. The Stockholders acknowledge that the Stockholder Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Escrow Agreement or the transactions contemplated hereby or thereby. Furthermore, the Stockholder Representative shall not be required to take any action unless the Stockholder Representative has been provided with funds, security or indemnities which, in its reasonable determination, are sufficient to protect the Stockholder Representative against the costs, expenses and liabilities which may be incurred by the Stockholder Representative in performing such actions.

(e) Retention of Counsel. The Stockholder Representative shall be entitled to retain counsel (including Schiff) and to incur such fees, costs and expenses as the Stockholder Representative deems to be necessary or appropriate in connection with the performance of their obligations under this Agreement and the Escrow Agreement. The Stockholder Representative shall be reimbursed for all such fees, costs and expenses (including reasonable attorneys’ fees, costs and expenses) in accordance with Section 9.21(g).

(f) Survival. All of the immunities and powers granted to the Stockholder Representative Group under this Agreement shall survive the resignation or removal of the Stockholder Representative and/or any member of the Advisory Group, the Closing, or any termination of this Agreement. The grant of authority and immunities and rights to indemnification provided herein are coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy, dissolution, winding up or liquidation of any Stockholder and shall be binding on any successor thereto.

(g) Representative Holdback Amount. The Stockholder Representative shall hold the Representative Holdback Amount as a fund from which the Stockholder Representative shall reimburse itself for or pay directly any fees, expenses or costs that the Stockholder Representative incurs in performing its duties and obligations under this Agreement or the Escrow Agreement or in connection with any transactions contemplated by this Agreement, including fees and expenses incurred pursuant to the procedures and provisions set forth herein and legal and consultant fees, expenses and costs for reviewing, analyzing and defending any claim or process arising under or pursuant to this Agreement. The Stockholders will not receive any interest or earnings on the Representative Holdback Amount and irrevocably transfer and assign to the Stockholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Stockholder Representative is not acting as a withholding agent or in any similar capacity in connection with the Representative Holdback Amount and has no tax reporting or income distribution obligations. The Stockholder Representative will not be liable for any loss of principal of the Representative Holdback Amount. As soon as reasonably determined by the Stockholder Representative that the Representative Holdback Amount is no longer required to be withheld, the Stockholder Representative shall pay to the Paying Agent, after paying all amounts from the Representative Holdback Amount that constitute Profit Sharing Plan Adjustment Payments to the account or accounts designated by the Company, by wire transfer of immediately available funds, for further distribution to each Stockholder (subject to each such Stockholder’s delivery of a properly completed and executed Letter of Transmittal) such Stockholder’s Percentage Share of the remainder of the Representative Holdback Amount.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement and Plan of Merger to be duly executed on its behalf as of the day and year first above written.

COMPANY:

CENTRAL STEEL AND WIRE COMPANY

By:	/s/ Stephen E. Fuhrman
Name: Stephen E. Fuhrman
Title: President and CEO

STOCKHOLDER REPRESENTATIVE:

FORTIS ADVISORS LLC

By:	/s/ Ryan Simkin
Name: Ryan Simkin
Title: Managing Director

[Signature Page to the Merger Agreement]

BUYER:

JOSEPH T. RYERSON & SON, INC.

By:	/s/ Erich S. Schnaufer
Name: Erich S. Schnaufer
Title: Chief Financial Officer

MERGER SUB:

HUNTER MERGERCO, INC.

By:	/s/ Erich Schnaufer
Name: Erich Schnaufer
Title: Vice President & Chief Financial Officer

[Signature Page to the Merger Agreement]